      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998


                                            REGISTRATION STATEMENT NO. 333-47715
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          REGISTRY MAGIC INCORPORATED
                 (Name of Small Business Issuer in Its Charter)
                             ---------------------

              FLORIDA                               7372                              65-0623427
  (State or Other Jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)           Classification Number)                 Identification No.)

                        ONE SOUTH OCEAN BLVD., SUITE 206
                              BOCA RATON, FL 33432
                                 (561) 367-0408
         (Address and Telephone Number of Principal Executive Offices)
                             ---------------------
                            WALT NAWROCKI, PRESIDENT
                          REGISTRY MAGIC INCORPORATED
                      ONE SOUTH OCEAN BOULEVARD, SUITE 206
                           BOCA RATON, FLORIDA 33432
                                 (561) 367-0408
           (Name, Address and Telephone Number of Agent For Service)
                             ---------------------
                        COPIES OF ALL COMMUNICATIONS TO:

                JAMES SCHNEIDER, ESQ.                                   FRAN STOLLER, ESQ.
                MATTHEW MILLER, ESQ.                                      JULIE YOO, ESQ.
        ATLAS, PEARLMAN, TROP & BORKSON, P.A.                  BACHNER, TALLY, POLEVOY & MISHER, LLP
       200 EAST LAS OLAS BOULEVARD, SUITE 1900                          380 MADISON AVENUE
              FORT LAUDERDALE, FL 33301                               NEW YORK, NY 10017-2590
              TELEPHONE: (954) 763-1200                              TELEPHONE: (212) 687-7000
            FACSIMILE NO. (954) 766-7800                           FACSIMILE NO. (212) 682-5729

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.
[ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
             TITLE OF EACH                     SHARES         PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          CLASS OF SECURITIES                   TO BE          OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
            TO BE REGISTERED                 REGISTERED          PER UNIT(1)           PRICE(1)                FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........    1,840,000(2)            $7.25             $13,340,000            $3,936
--------------------------------------------------------------------------------------------------------------------------
Representative's Warrants each to
  purchase one share of Common Stock,
  $.001 par value.......................       160,000              $.001                $160                  (3)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........     160,000(4)             $9.06             $1,449,600             $428.00
--------------------------------------------------------------------------------------------------------------------------
Amount Due..............................                                                                    $4,364.00
==========================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee.

(2) Assumes the Underwriters' over-allotment option to purchase up to 240,000 additional shares of Common Stock is exercised in full.

(3) None pursuant to Rule 457(g).
(4) Issuable upon exercise of the Representative's Warrants, together with such indeterminate number of shares of Common Stock as may be issuable by reason of the anti-dilution provisions contained therein.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 22, 1998


PROSPECTUS

                       (REGISTRY MAGIC INCORPORATED LOGO)


                        1,600,000 Shares of Common Stock

                             ---------------------

     Registry Magic Incorporated (the "Company") is hereby offering 1,600,000 shares of common stock, $.001 par value (the "Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. The initial public offering price will be determined by negotiation between the Company and Commonwealth Associates, as representative (the "Representative") of the several underwriters (the "Underwriters"). See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. It is anticipated that the initial public offering price will be between $7.00 and $7.25 per share.


     The Company has applied for listing of the Common Stock on The Nasdaq SmallCap Market ("Nasdaq") under the symbol "RMAG."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION, AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===================================================================================================================
                                                                       UNDERWRITING
                                               PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                PUBLIC                COMMISSIONS(1)              COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
Total(3).............................             $                         $                         $
===================================================================================================================


(1) Does not include additional underwriting compensation to be received by the Representative in the form of: (i) warrants to purchase up to 160,000 shares of Common Stock exercisable for a period of four years commencing one year from the date of the Prospectus at a price equal to 125% of the initial public offering price (the "Representative's Warrants"); (ii) a non-accountable expense allowance equal to 1.5% of the gross proceeds of the Offering; and (iii) a financial advisory fee (the "Advisory Fee") equal to 2% of the gross proceeds of the Offering (assuming exercise of the over-allotment option described below). The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of the Offering payable by the Company, including the non-accountable expense allowance and the Advisory Fee,
    estimated at $         ($         if the Underwriters' over-allotment option
    is exercised in full). See "Underwriting."

(3) The Company has granted to the Underwriters a 45-day option (which may be exercised by the Representative, individually) to purchase up to 240,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."

                             ---------------------
     The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Common Stock will be made against payment therefor at the offices of Commonwealth Associates,
830 Third Avenue, New York, New York 10022 on or about             , 1998. See
"Underwriting."
                             ---------------------
                            COMMONWEALTH ASSOCIATES
               THE DATE OF THIS PROSPECTUS IS             , 1998.

[DIAGRAMS]

                         [Logo of a telephone receiver]

           Conversational Speech Recognition Technologies & Products
--------------------------------------------------------------------------------

    [Five emblems of magazine and show awards received for Virtual Operator]

--------------------------------------------------------------------------------
         Virtual Operator(TM)
         Speech recognition call routing system

         Answers and routes calls like a live operator. Callers just say the name of the party or department they want and they are connected. Works 24-hours a day, answers up to twelve calls at the same time and frees up employees to handle other tasks.

[Picture of an operator with telephone head phones in a circle]

[Picture of a computer and monitor displaying an operator with head phones]

The Virtual Operator is "Plug and Play"
and sold as a complete turnkey solution
including hardware, software and support.

                         [Picture of a computer screen]
                                             [Logo for Virtual Operator(TM)
                                             this is a machine?(TM) with a
                                             swirl]

                                  Customizing and maintaining the system is simple. All you do is type in the name ... no speech recognition skills are required.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, OR THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING" FOR A DESCRIPTION OF THESE ACTIVITIES.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all share and per share data and information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

                                  THE COMPANY

     Registry Magic Incorporated is engaged in the development and marketing of proprietary applications software incorporating core speech recognition technology. The Company's products are designed to enable a user to perform tasks or retrieve information by speaking into a telephone or to a computer in a natural conversational manner. The Company recently introduced the Virtual Operator(TM) ("Virtual Operator") -- a speech driven auto-attendant for the commercial marketplace that has received a number of industry awards including "Product of the Year" for 1997 by both CTI Magazine and Teleconnect Magazine, "Best of Show" at the 1998 CT Expo and is a finalist for a Computerworld Smithsonian Award in the category of Business & Related Services. The Company has developed prototypes for two additional telephone-based speech recognition products which it intends to introduce during calendar 1998 -- a voice driven speed dialing product and a conversational personal assistant that performs voice mail, facsimile and e-mail retrieval, as well as auto-attendant and speed dialing functions. The Company anticipates that it will initially market these products primarily through a distribution network of independent resellers, although it will also seek to license its proprietary applications software to telephone switch and voice-mail manufacturers, among others, on an original equipment manufacturer (OEM) basis.

     The Company's goal is to continue to develop applications software that simulates the manner in which people communicate by incorporating the following key attributes into its products: (i) speaker independence (the ability to understand almost anyone); (ii) continuous speech (the ability to understand language at a natural pace rather than one word at a time); (iii) barge-in (the ability to allow a user to talk through or interrupt a prompt); and (iv) key word spotting (the ability to recognize relevant speech and ignore the balance). The Company's strategy is to establish alliances with corporate partners to develop specific customer solutions incorporating the Company's proprietary applications software and generate revenue on a recurring basis. For example, the Company has entered into a letter of intent with a national shopping mall operator for the development of conversational kiosk systems incorporating the Company's applications software and full motion video which, if successful, will provide the Company with a percentage of the revenues derived from kiosk-related sales.

     Industry sources, including Speech Recognition Update(TM)and ASR News, recognized industry publications, agree that the potential market for speech recognition products is vast and worldwide. Through its assembled group of highly qualified professionals, including a former IBM management team with extensive international experience in the speech recognition industry, as well as its technical expertise, the Company believes that it is well positioned to compete in the emerging market for speech driven telephony and computer products and services.

     The Company expects to incur significant expenditures in connection with the development and marketing of its speech recognition applications which will likely result in losses until such time, if ever, as the Company is able to secure sufficient contracts for its speech recognition products and services which would generate adequate sources of revenue to support its operations. There can be no assurance that the Company's current business strategy will enable it to ever achieve profitable operations. In addition, as a result of the aforementioned conditions, the Company's independent certified public accountants included an explanatory paragraph in their report dated December 19, 1997 indicating that such conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company was incorporated as a Florida corporation on October 11, 1995 under the name Registry Database Incorporated, and on May 24, 1996 changed its name to Registry Magic Incorporated. The address and telephone number of the Company's executive offices are One South Ocean Boulevard, Suite 206, Boca Raton, Florida 33432; (561) 367-0408. Its fiscal year end is July 31.

                                  THE OFFERING


Common Stock offered by the
  Company..................  1,600,000 shares



Common Stock outstanding
after the Offering.........  5,593,000 shares(1)(2)


Use of Proceeds............  The Company intends to use the net proceeds from the Offering for (i) product development and refinement; (ii) sales and marketing; (iii) repayment of debt; and (iv) general corporate purposes, including working capital. See "Use of Proceeds."

Proposed Nasdaq SmallCap
  Market Symbol............  RMAG

Risk Factors...............  The Offering involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."
---------------

(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(2) Excludes: (i) 160,000 shares of Common Stock issuable upon exercise of the Representative's Warrants; (ii) 300,000 shares of Common Stock reserved for issuance in accordance with the Company's 1997 Stock Option Plan, pursuant to which options to purchase 227,350 shares of Common Stock are issued and outstanding; and (iii) 440,676 shares of Common Stock underlying additional outstanding options and warrants held by officers, employees, consultants and others. See "Management -- Stock Options," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

                                                        FOR THE SIX
                              CUMULATIVE FROM          MONTHS ENDED                         FOR THE PERIOD FROM
                             OCTOBER 11, 1995           JANUARY 31,            FOR THE       OCTOBER 11, 1995
                            (INCEPTION) THROUGH   -----------------------    YEAR ENDED     (INCEPTION) THROUGH
                             JANUARY 31, 1998        1998         1997      JULY 31, 1997      JULY 31, 1996
                            -------------------   ----------   ----------   -------------   -------------------
STATEMENT OF OPERATIONS
  DATA:
Incidental consulting fees
  revenues................      $   683,328       $  338,384   $   37,500    $   344,944        $       --
Total costs and
  expenses................        2,776,611        1,013,623      708,265      1,719,147            43,841
Net loss..................      $(2,093,283)      $ (675,239)  $ (670,765)   $(1,374,203)       $  (43,841)
Weighted average shares
  outstanding.............                         3,882,130    3,460,136      3,625,200         3,325,000
Net loss per common share
  outstanding.............                        $    (0.17)  $    (0.19)   $     (0.38)       $    (0.01)


                                                                                JANUARY 31, 1998
                                                                            ------------------------
                                                            JULY 31, 1997     ACTUAL     ADJUSTED(1)
                                                            -------------   ----------   -----------
BALANCE SHEET DATA:
Current assets............................................   $  937,904     $  983,358   $10,381,638
Working capital...........................................   $  196,029     $  375,816   $10,193,712
Total assets..............................................   $1,108,095     $1,322,048   $10,606,800
Total liabilities.........................................   $  741,875     $  607,542   $   187,926
Shareholders' equity......................................   $  366,220     $  714,506   $10,418,874


---------------


(1) As adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered hereby at an offering price of $7.125 per share, the receipt of net proceeds therefrom and the application of a portion of the proceeds to repay debt, including payment of accrued interest thereon through January 31, 1998. Gives effect to the recognition of unamortized debt issuance costs associated with such debt. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; OPERATING LOSSES; GOING CONCERN QUALIFICATION IN INDEPENDENT ACCOUNTANT'S REPORT

     The Company is a development stage enterprise and has received only limited incidental revenues from its inception in October 1995 through January 31, 1998. The Company has only recently begun shipping its Virtual Operator product for on-site field testing and evaluation, and has entered into a limited number of contracts for the provision of its speech recognition products and services. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operations and expansion of a new business in an evolving industry which has not obtained widespread commercial acceptance and which is characterized by rapid technological obsolescence and intense competition.

     From inception through January 31, 1998, the Company has incurred cumulative losses of $2,093,283 and anticipates that losses will continue during the current fiscal year ending July 31, 1998. The Company expects to incur significant expenditures in connection with the development and marketing of its speech recognition applications which will likely result in losses until such time, if ever, as the Company is able to secure sufficient contracts for its speech recognition products and services which would generate adequate sources of revenue to support its operations. There can be no assurance that the Company's current business strategy will enable it to ever achieve profitable operations. In addition, as a result of the aforementioned conditions, the Company's independent certified public accountants included an explanatory paragraph in their report dated December 19, 1997 indicating that such conditions raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis and Plan of Operation" and "Financial Statements."

SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS TO IMPLEMENT BUSINESS PLAN; POSSIBLE NEED FOR ADDITIONAL FINANCING

     The Company's capital requirements have been and will continue to be significant due to the substantial costs associated with product development and refinement, recruitment of skilled personnel and the marketing of innovative speech recognition products and related services primarily to large established corporations and other organizations. The Company's cash requirements for the purpose of developing its products have been substantial and, as a result, the Company has been dependent upon capital resources provided by investors in order to finance its operations. The Company is dependent upon the proceeds of the Offering to implement its business plan and finance its working capital requirements. Based on the Company's currently proposed plans and assumptions relating to the implementation of its business plan, the Company anticipates that the net proceeds of the Offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of the Offering. In the event the Company's products are not developed and refined on a timely basis, contracts for the provision of products and technology are not consummated in sufficient number or in the event the proceeds of the Offering otherwise prove to be insufficient to fund the implementation of the Company's business plan and working capital requirements, the Company could be required to seek additional financing. The Company has no current arrangements with respect to, or potential sources of, additional financing and, following the consummation of the Offering, it is not anticipated that existing shareholders will satisfy any portion of the Company's future financing requirements. There can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including the curtailment of its product development, marketing and expansion activities. See "Use of Proceeds" and "Management's Discussion and Analysis and Plan of Operation."

DEVELOPMENT OF MARKETS REQUIRED FOR SUCCESSFUL PERFORMANCE BY THE COMPANY

     The Company has only recently commenced significant marketing activities, and there can be no assurance that the Company's marketing program will be successful or that the Company's applications software will achieve market acceptance. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds. The financial performance of the Company will depend, in part, on acceptance of speech recognition technology and the future development, growth and ultimate size of this market. The Company's applications software products will compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). The development of these markets also will be dependent upon the demand for new applications, the ability of the Company's products and services to meet and adapt to these needs, and the continuing price and performance improvements in speech recognition engine technology and hardware technology that will reduce the cost and increase the performance of products incorporating the Company's applications. See
"Business -- Sales and Marketing."

UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT BY THE COMPANY

     The Company has recently introduced the Virtual Operator product, which is a speech driven auto-attendant, and has developed prototypes for two additional telephone-based speech recognition products including a voice driven speed dialing product and a conversational personal assistant that performs voice-mail, facsimile, and e-mail retrieval, as well as the functions of the Virtual Operator and the speed dialing product. To date, however, the Company has not developed foreign language versions, for its Virtual Operator Product (other than Spanish) or its two prototypes. Additionally, the Company also intends to continue to develop and refine additional products including conversational call centers, kiosks, and point-of-sale applications, which are currently in the relatively early stages of development. The Company will be required to commit considerable time, effort and resources to finalize development of these products. The Company's success will depend, in part, upon the ability of its proposed products to meet targeted performance, cost objectives, and timely introduction into the marketplace.

     In addition, early versions of software products often contain errors or defects. There can be no assurance that, despite extensive testing by the Company and potential customers, errors or defects will not be found in the Company's applications software products prior to or after commencement of commercial deployment, resulting in redevelopment costs and loss of, or delay in, market acceptance of the Company's products. Additionally, there can be no assurance that the Company's products will satisfactorily perform the functions for which they are designed or, that they will meet applicable price or performance objectives. Moreover, the Company currently does not maintain errors and omissions insurance, although it intends to do so in the foreseeable future. In the event of any errors or defects in any of the Company's products that may adversely affect end users, the Company may be liable for such errors or defects, which could have a material adverse impact on the Company's financial condition. See "Business -- Products."

RAPID TECHNOLOGICAL CHANGE

     The market for speech recognition products is expected to be characterized by rapid technological change resulting in dynamic customer demands, frequent new product and service introductions and short product lifecycles. The markets for the Company's products may change rapidly as a result of innovations in core speech recognition engine technology, computer hardware, software and communications technologies. The Company's success will depend, in part, upon its ability to make timely and cost-effective enhancements and additions to its existing applications software products and develop new products that meet evolving customer demands. There can be no assurance that the Company will have the resources necessary to achieve this objective and that the Company's products will not be rendered obsolete.

COMPETITION

     The speech recognition applications market is growing and expected to become intensely competitive. The Company's products will compete with those developed or being developed by many well established companies, including International Business Machines Corporation("IBM"), American Telephone and Telegraph Company ("AT&T"), Microsoft Corporation ("Microsoft"), Digital Equipment Corporation ("Digital Equipment"), Lucent Technologies, Inc. ("Lucent"), American Nortel Communications, Inc. ("Nortel") and Unisys Corporation ("Unisys"). Most of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology, especially the larger organizations. A number of these competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in their markets. In addition, certain companies may be expected to develop technologies or products which may be functionally similar to some or all of those being developed by the Company. With respect to its Virtual Operator product, the Company's competitors may include Voice Control Systems, Vocalis Group plc ("Vocalis"), and PureSpeech, Inc. ("PureSpeech"). In the conversational speed dialing and personal assistant applications, the Company expects that its initial competitors will be Wildfire Communications, Inc. ("Wildfire"), General Magic, and Webley Systems, Inc. ("Webley"). Additionally, voicemail companies and telephone switch manufacturers could also attempt to develop their own conversational speech recognition applications.

     Industry standards with respect to the markets for the technology and products being developed by the Company are continually evolving, which often results in product obsolescence or short product life cycles. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce into the marketplace its proposed products and technology, to continually enhance and improve its products and technology in a timely manner, to adapt its proposed products in order to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable, or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily. See "Business -- Competition."

DIFFICULTIES IN MAINTAINING PROPRIETARY RIGHTS

     The Company's success is dependent upon its proprietary applications software technology which may be difficult to protect. The Company currently relies on a combination of contractual rights, trade secrets, know-how, trademarks, non-disclosure agreements and technical knowledge to establish and protect its proprietary rights. There can be no assurance, however, that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of products with features based upon, or otherwise similar to, those of the Company's products. Additionally, although the Company believes that its technology has been independently developed and does not infringe on the proprietary rights or trade secrets of others, there can be no assurance that the Company's technology does not and will not so infringe or that third parties will not assert infringement claims, trade secret violations, competitive torts or other proprietary rights violations against the Company in the future. In the case of infringement, the Company could, under certain circumstances, be required to modify its products or obtain licenses, which would likely require cash or other consideration. There can be no assurance that the Company would be able to do either in a timely manner or upon acceptable terms and conditions, and such failure could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the resources to defend or prosecute a patent infringement or other proprietary rights infringement action. See "Business -- Proprietary Rights."

DEPENDENCE ON OTHER COMPANIES FOR ASSEMBLY AND COMPONENT PARTS

     The Company does not manufacture component parts for its products and, accordingly, will be dependent on others for the supply and assembly of various of its products. The Company's products are designed to be used with personal computers (PCs), specifically Intel Pentium MMX (multi-media extension) processors.

While the Company currently purchases its modems, which are required for its software applications, for remote maintenance from Boca Research, Inc. and its telephone interface cards, which are also required for its software applications, from Dialogic Corporation, located in Parsippany, New Jersey, there are a number of other manufacturers who can supply similar products to the Company, and the Company is not dependent upon a single supplier for any equipment or component parts. However, the loss of Dialogic as a source for telephone interface cards could have an impact on the Company, since the Company may not be able to offer all of the features of a particular application if a card manufactured by another entity were to be used. Additionally, the Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products. However, any interruption of supply in the assembly services utilized by the Company or in the supply of key components, for any reason, could result in significant delivery delays, thereby adversely affecting the Company's marketing efforts, customer relations, revenues and profitability. See
"Business -- Suppliers and Licensors."

LACK OF SALES AND MARKETING CAPABILITIES; DEPENDENCE UPON INDEPENDENT DISTRIBUTORS, CORPORATE PARTNERS AND STRATEGIC ALLIANCES

     The Company's sales and marketing efforts have been limited to date, and the Company does not intend to establish a large internal sales and marketing organization. The Company has allocated a substantial portion of the proceeds of the Offering for sales and marketing activities, including those aimed at establishing a network of independent distributors. There can be no assurance that such network can be successfully established or will result in substantial sales of the Company's products. The Company also will seek to enter into strategic alliances to develop and market certain products, however, none of these arrangements may prove successful. There can be no assurance that the Company's strategic partners will provide the Company with the support anticipated by the Company, or that any of the strategic alliances will be successful in marketing speech technology applications without further delays or within budget. Failure of these joint ventures to be successful could have a material adverse effect on the Company's business and prospects. See
"Business -- Sales and Marketing."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

     The Company's business plan anticipates, among other things, significant growth in the Company's customer base and continued development of its speech recognition products and related services which represent potential attendant risks. This growth and continued development, if it materializes, could place a significant strain on the Company's management, employees and operations. In the event of this expansion, the Company would have to continue to implement and improve its operating systems, and to expand, train and manage its employee base. If the Company is unable to implement and improve these operating systems and manage its employee base effectively, the Company's operations could be materially adversely affected. See "Business -- Employees."

DIFFICULTIES IN IMPLEMENTATION OF STRATEGY

     The Company's strategy is to develop and refine proprietary applications software products that address certain of the shortcomings associated with speech recognition products currently in the market. While the Company intends to market its initial products on a stand-alone basis through independent reseller channels and on an OEM basis, the Company's ultimate strategy is to establish alliances with corporate partners with whom it will develop specific customer solutions incorporating the Company's proprietary applications software and generate revenue on a recurring basis. The Company's ability to implement its strategy and its ultimate success are subject to a broad range of uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the Company will be able to establish alliances to develop customer solutions, that such solutions will be profitable, or that these applications will generate revenue to the Company on a recurring basis. See "Business -- Strategy."

RISK OF INTERNATIONAL SALES

     The Company's business in the near term is expected to be conducted in the European Union ("EU"), as well as in the United States, and may be affected by changes in demand resulting from fluctuations in currency exchange rates, as well as by governmental controls and other risks associated with international sales. The Company's international business may be subject to longer payment cycles, difficulties in accounts receivable collection, delays in shipments, increases in duties and taxes, price controls, adverse changes in foreign regulations and the burdens of complying with a wide variety of foreign laws. The Company will generally deal in local currencies in foreign markets. If the U.S. dollar strengthens in relation to these international currencies, the Company's revenues from international sales and the gains and losses on the settlement of receivables of the Company from international operations may be adversely affected. There can be no assurance that exchange rate fluctuations and other risks associated with international operations will not have a material adverse effect on the Company's business and prospects. See
"Business -- Sales and Marketing."

BROAD DISCRETIONARY USE OF PROCEEDS

     The Company has broad discretion with respect to the specific application of the net proceeds of the Offering. Such amounts are intended to be used for working capital, including salaries, product development, implementation of a sales and marketing program and the repayment of promissory notes issued to investors in a private placement between November and December 1996. Thus, purchasers of the Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment such purchasers must depend, with only limited information concerning management's specific intentions. See "Use of Proceeds."

VARIABILITY OF QUARTERLY RESULTS

     The Company's quarterly operating results may fluctuate as a result of a variety of factors, including the length of the sales cycle, the timing of orders from and shipments to customers, delays in product development and customer acceptance of custom applications, product development expenses, the success of new product introductions or announcements by the Company or its competitors, levels of market acceptance for new and existing products and the hiring and training of additional staff as well as general economic conditions. Because a significant portion of the Company's overhead is fixed in the short-term, the Company's results of operations may be materially adversely affected if revenues fall below the Company's expectations. If management's estimate of product sales and product mix prove to be substantially inaccurate, the Company may not have the necessary inventory available to deliver systems in a timely manner, which may have a material adverse effect on the Company's results of operations during such period. See "Management's Discussion and Analysis and Plan of Operation."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be largely dependent on the efforts of the members of the management of the Company, especially Walt Nawrocki, its President and Chief Executive Officer, Lawrence Cohen, its Chairman of the Board, and Neal Bernstein, its Vice President of Business Development and Marketing. Although the Company has entered into employment agreements with various members of the management of the Company, there can be no assurance that such persons will continue their employment with the Company. The loss of the services of one or more of such key personnel could have a material adverse effect on the Company's ability to maximize its use of its products and technologies or to develop related products and technologies. The Company has obtained $2,500,000 of key man insurance on the life of Mr. Nawrocki, which may prove insufficient in the event Mr. Nawrocki were to become deceased. The success of the Company is also dependent upon its ability to hire and retain additional qualified executive, programming, engineering and marketing personnel. Qualified employees are in great demand and are likely to remain a limited resource for the foreseeable future. Competition for skilled, creative and technical talent is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. Any failure by the Company to retain existing employees or to hire new employees when necessary could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

DILUTION


     Upon the closing of the Offering, investors in the Offering will incur immediate substantial dilution of approximately $5.27 or approximately 74.0% in the per share net tangible book value of their Common Stock based on an anticipated public offering price of $7.125 per share. See "Dilution."


CONTROL OF THE COMPANY BY MANAGEMENT


     Immediately following the Offering, the executive officers and directors of the Company will beneficially own 49.4% of the outstanding shares of Common Stock (47.4% if the Underwriters' over-allotment option is exercised in full, but exclusive of options granted to management). Accordingly, the management of the Company will have the ability to elect the Company's entire Board of Directors and control the outcome of all matters submitted to a vote of the shareholders of the Company. See "Management" and "Principal Shareholders."


NO DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

ARBITRARY OFFERING PRICE; POSSIBLE STOCK PRICE VOLATILITY

     The initial public offering price of the shares of Common Stock offered hereby has been determined by negotiations between the Company and the Representative. Among the factors considered in determining this price were the Company's current financial condition and prospects, stage of development of the speech recognition industry, market prices of similar securities of various publicly traded software companies, and the general condition of the securities market. However, the initial public offering price does not necessarily bear any direct relationship to the Company's assets, book value, earnings or other established indicia of value. See "Underwriting."

     The stock market, especially Nasdaq, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock, like the stock prices of many publicly-traded technology companies, may prove to be highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential products by the Company or its competitors, commercial contracts consummated or not obtained as a result of unsuccessful testing, various external factors as well as period-to-period fluctuation in financial results, among other factors, may have a significant impact on the market price of the Common Stock.

REPRESENTATIVE'S POTENTIAL CONTINUING INFLUENCE ON THE COMPANY


     The Representative, for a period of two years after the date of the Offering, may designate one director or a non-voting observer to the Board of Directors of the Company. Accordingly, as a result of the foregoing, the Representative may, under certain circumstances, be able to influence the operations of the Company. Additionally, holders of the Representative's Warrants will also have certain demand and piggyback registration rights with respect to the Representative's Warrants and the 160,000 shares of Common Stock underlying such Warrants. Any exercise of these registration rights may hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's shares of Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to the Offering pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All of the 3,993,000 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144, and 3,793,000 of such shares may be sold, under certain circumstances, without registration under the Securities Act. Ordinarily, any shares issuable to employees upon exercise of options granted under the Company's 1997 Stock Option Plan or otherwise, pursuant to Rule 701 under the Securities Act, could be sold publicly commencing 90 days after the Company becomes a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). Additionally, the holders of 668,000 shares of Common Stock have certain demand and piggyback registration rights with respect to shares owned by them and the holder of warrants to purchase 100,000 shares of Common Stock has registration rights with respect to the shares underlying such warrants. All of the Company's executive officers, directors and substantially all of its shareholders have agreed not to sell their shares of Common Stock for a period of 12 months from the date of this Prospectus without the Representative's prior written consent. See "Shares Eligible for Future Sale" and "Description of Securities -- Registration Rights."


NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that any trading market therefor will develop, or, if any such market develops, that it will be sustained. Accordingly, purchasers of the shares of Common Stock offered hereby may experience difficulty selling or otherwise disposing of their shares of Common Stock. See "Underwriting."

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ

     The Company's Common Stock is expected to be listed on The Nasdaq SmallCap Market upon the completion of the Offering. In order to continue to be listed on Nasdaq, however, the Company must maintain at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in the latest fiscal year or in two of the last three years or $35,000,000 in market capitalization, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and the Company's Common Stock would thereafter be traded in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of, the Company's Common Stock.

AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

     The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of the Company. The Company has no present plan to issue any shares of its preferred stock, although there can be no assurance that the Company will not do so in the future. See "Description of Securities -- Preferred Stock."

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation include provisions to eliminate, to the full extent permitted by the Florida Business Corporation Act (the "Florida Act") as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Articles of Incorporation also include provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the laws of the State of Florida, indemnify, and upon request shall advance expenses to any director or officer, to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. See "Management -- Indemnification of Directors and Officers."

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Common Stock offered hereby based on a public offering price of $7.125 per share, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, will be approximately $9,721,800 (or approximately $11,277,900 if the over-allotment option granted to the Underwriters is exercised in full). The Company intends to use the net proceeds of the Offering approximately as follows:



                                                                               APPROXIMATE
                                                        APPROXIMATE AMOUNT    PERCENTAGE OF
APPLICATION                                              OF NET PROCEEDS      NET PROCEEDS
-----------                                             ------------------    -------------
Product Development(1)................................      $4,500,000            46.3%
Sales and Marketing(2)................................       4,500,000            46.3%
Repayment of Debt(3)..................................         420,000             4.3%
Working Capital(4)....................................         301,800             3.1%
                                                            ----------           ------
          Total.......................................      $9,721,800           100.0%
                                                            ==========           ======


---------------

(1) Includes the costs of personnel, equipment and software necessary to further develop and enhance the Company's Virtual Operator, conversational personal assistant and voice dialing products. See "Business -- Products."
(2) Includes the costs of marketing and sales and technical support personnel and related expenditures to be incurred in connection with developing and implementing a sales and marketing program. See "Business -- Sales and Marketing."
(3) Represents principal and accrued interest (through January 31, 1998) on promissory notes in the aggregate principal amount of $410,000 held by private placement investors which bear interest at the rate of 7% per annum and are payable on the earlier of October 1, 1998 or completion of the Offering. The proceeds of all of these loans were used for working capital purposes. None of such investors are officers, directors or affiliates of the Company. See "Management's Discussion and Analysis and Plan of Operation" and "Certain Transactions."
(4) Includes general corporate purposes, such as funding day-to-day operations of the Company, payment of salaries and general and administrative expenses and the future development of the Company.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next approximately 12 months based on current plans and prevailing economic, industry and competitive conditions. The Company reserves the right to reallocate the proceeds if unanticipated events may cause the Company to redirect its priorities.

     Any additional proceeds received upon exercise of the Underwriters' over-allotment option will be added to working capital. Pending utilization, the net proceeds of the Offering will be invested in short-term, investment grade, interest-bearing investments, certificates of deposit or direct or guaranteed United States government obligations.

                                DIVIDEND POLICY

     The Company has not paid, and does not anticipate paying, any dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its future earnings for use in operations and expansions of its business. Declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company: (i) as of January 31, 1998 and (ii) as adjusted to give effect to the sale of the Common Stock offered hereby at a public offering price of $7.125 per share and the receipt of the estimated net proceeds therefrom.



                                                                    JANUARY 31, 1998
                                                              ----------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------   --------------
Notes payable -- shareholders...............................  $   410,000    $        --(1)
Note payable -- related party...............................       50,000         50,000
                                                              -----------    -----------
  Total debt................................................      460,000         50,000
                                                              -----------    -----------
Shareholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares
     authorized; no shares outstanding......................           --             --
  Common Stock, $.001 par value; 30,000,000 shares
     authorized; 3,993,000 shares issued (actual); 5,593,000
     shares (as adjusted)(2)................................        3,993          5,593
  Additional paid-in capital................................    2,803,796     12,523,996
  Accumulated deficit.......................................   (2,093,283)    (2,110,715)(3)
                                                              -----------    -----------
          Total shareholders' equity........................      714,506     10,418,874
                                                              -----------    -----------
          Total capitalization..............................  $ 1,174,506    $10,468,874
                                                              ===========    ===========


---------------

(1) Reflects repayment of $410,000 principal amount of promissory notes issued to shareholders in a private placement completed in December 1996.
(2) Does not include shares of Common Stock issuable upon exercise of (i) the over-allotment option; (ii) the Representative's Warrants; or (iii) outstanding options and warrants or options which may be granted under the Company's 1997 Stock Option Plan.
(3) Gives effect to the recognition of unamortized debt issuance costs associated with notes payable to shareholders referred to in footnote (1) above.

                                    DILUTION


     As of January 31, 1998, the net tangible book value of the Company was $577,894 or approximately $.14 per share of Common Stock based on 3,993,000 shares of Common Stock outstanding. Net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by the number of shares of Common Stock outstanding. Dilution to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 1,600,000 shares of Common Stock by the Company at a public offering price of $7.125 per share and receipt of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of January 31, 1998 would have been $10,395,790 or $1.86 per share. This represents an immediate increase in net tangible book value of $1.72 per share to existing shareholders and an immediate dilution in net tangible book value of $5.265 or approximately 74.0% per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price per share.....................          $7.125
  Net tangible book value before the Offering...............    .14
  Increase attributable to new investors....................   1.72
                                                              -----
Adjusted net tangible book value after the Offering.........            1.86
                                                                      ------
Dilution to new investors...................................          $5.265
                                                                      ======



     In the event that the Underwriters' over-allotment option is exercised in full, the net tangible book value of the Company at January 31, 1998 would be approximately $2.05 per share, which would result in dilution per share to the new investors in the Offering of approximately $5.075 per share.


     The following table summarizes at January 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders since inception and by new investors in the Offering:


                                        SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                       -------------------   ---------------------     PRICE
                                        NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                       ---------   -------   -----------   -------   ---------
Existing Shareholders................  3,993,000    71.4%    $ 2,641,325    18.8%     $ 0.66
New Investors........................  1,600,000    28.6%    $11,400,000    81.2%     $7.125
                                       ---------   ------    -----------   ------
Totals...............................  5,593,000   100.0%    $14,041,325   100.0%
                                       =========   ======    ===========   ======


     The foregoing tables do not give effect to the exercise of any outstanding options. See "Management -- Stock Options."

                         SELECTED FINANCIAL INFORMATION

     The table below contains certain summary historical financial information of the Company. The information has been derived from the Financial Statements included elsewhere in this Prospectus. The six months data at January 31, 1998, the cumulative data from October 11, 1995 (inception) through January 31, 1998, and for the six months ended January 31, 1998 and 1997 are derived from the Company's unaudited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management considers necessary to fairly present such data. The results of the six months ending January 31, 1998 are not necessarily indicative of the results to be expected for the full year ended July 31, 1998. This information should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis and Plan of Operation."

                                                        FOR THE SIX                               FOR THE
                               CUMULATIVE FROM          MONTHS ENDED                            PERIOD FROM
                              OCTOBER 11, 1995          JANUARY 31,            FOR THE       OCTOBER 11, 1995
                             (INCEPTION) THROUGH   ----------------------    YEAR ENDED     (INCEPTION) THROUGH
                              JANUARY 31, 1998        1998        1997      JULY 31, 1997      JULY 31, 1996
                             -------------------   ----------   ---------   -------------   -------------------
STATEMENT OF OPERATIONS
  DATA:
Incidental consulting fees
  revenues.................      $   683,328       $  338,384   $  37,500    $   344,944        $       --
Total costs and expenses...        2,776,611        1,013,623     708,265      1,719,147            43,841
Net loss...................      $(2,093,283)      $ (675,239)  $(670,765)   $(1,374,203)       $  (43,841)
Weighted average shares
  outstanding..............                         3,882,130   3,460,136      3,625,200         3,325,000
Net loss per common share
  outstanding..............                        $    (0.17)  $   (0.19)   $     (0.38)       $    (0.01)


                                                                                JANUARY 31, 1998
                                                                            ------------------------
                                                            JULY 31, 1997     ACTUAL     ADJUSTED(1)
                                                            -------------   ----------   -----------
BALANCE SHEET DATA:
Current assets............................................   $  937,904     $  983,358   $10,381,638
Working capital...........................................   $  196,029     $  375,816   $10,193,712
Total assets..............................................   $1,108,095     $1,322,048   $10,606,800
Total liabilities.........................................   $  741,875     $  607,542   $   187,926
Shareholders' equity......................................   $  366,220     $  714,506   $10,418,874


---------------


(1) As adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered hereby at an offering price of $7.125 per share, the receipt of net proceeds therefrom and the application of a portion of the proceeds to repay debt, including payment of accrued interest thereon through January 31, 1998. Gives effect to the recognition of unamortized debt issuance costs associated with such debt. See "Use of Proceeds."

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The Company is in the development stage. Since its inception in October 1995, the Company's efforts have been principally devoted to research, development and design of products, marketing activities and raising capital. The Company has generated only nominal incidental consulting fee revenues and has incurred substantial operating losses to date, which losses are continuing.

     Since inception, the Company has sustained cumulative losses of ($2,093,283). These losses have resulted primarily from expenditures for general and administrative activities, including salaries and professional fees, which have aggregated $1,328,910 since inception. Losses are expected to continue through fiscal year 1998.

     Since inception, the Company has recognized incidental consulting fee revenues of $683,328 which were derived from three consulting contracts, one of which was completed as of July 31, 1997 and the two remaining consulting contracts were both completed as of December 31, 1997. The Company performed these consulting services for Lernout & Hauspie Speech Products, N.V. ("L&H") and Nortel. The Company does not consider revenues from consulting fees to be a significant source of revenues in the future, as revenues are expected to be derived from the sale or licensing of products and technologies.

     Subsequent to January 31, 1998, the Company received $200,000 from L&H as a prepayment against future royalties on sales of the Company's Magic Calendar product. See "Business -- Products."

     Research and development expenses for the fiscal year ended July 31, 1997 were $418,164 compared to $16,129 for the period ended July 31, 1996, an increase of $402,035. Research and development expenses for the six months ended January 31, 1998 were $441,530, compared to $174,494 for the six months ended January 31, 1998, an increase of $267,036. These increases were due to the development of the Company's Virtual Operator product, the development of other product and service prototypes, and expenses related to the Company's performance of the consulting contracts. Research and development expenses incurred in the course of establishing technological feasibility of the Company's software applications have been charged to operations pursuant to Statement of Financial Accounting Standards ("SFAS") No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." As of January 31, 1998, the Company had not reached technological feasibility of its products.

     Royalty expense for the fiscal year ended July 31, 1997 was $500,000, compared to nil for the fiscal year ended July 31, 1996. This amount represents a non-refundable prepayment to L&H on royalties to use certain speech recognition engine technologies and text to speech technologies. The Company expensed such prepaid royalties in the absence of any contracts for the sale of its products at the time of the prepayment. See Note 8 of Notes to the Financial Statements and "Business -- Suppliers and Licensors." As of January 31, 1998, the Company has not sold any products utilizing these licenses and accordingly, has not used any of the prepaid royalties. On March 30, 1998, the Company paid L&H an additional $200,000 non-refundable prepayment against future royalties.

     General and administrative expenses increased from $26,879 for the fiscal year ended July 31, 1996 to $770,283 for the fiscal year ended July 31, 1997. General and administrative expenses increased by $133,109 from $398,639 for the six months ended January 31, 1997, to $531,748 for the six months ended January 31, 1998. The Company incurred a $300,000 charge for the six months ended January 31, 1997 for stock options issued to employees. The increases for fiscal year 1997 were due to additional employees hired to begin marketing and sales of the Virtual Operator, additional office support staff, and increased legal and accounting fees incurred in connection with the Company's expanding activities and patent applications.

     The Securities and Exchange Commission has issued Staff Legal Bulletin No. 5 (CF/IM) stating that public operating companies should consider whether there will be any anticipated costs, problems and uncertainties associated with the Year 2000 issue, which affects many existing computer programs that use only two digits to identify a year in the date field. According to the Company's best knowledge, all software used by the Company is Year 2000 compliant, whether developed by the Company or by third parties, and the Company will continue to ensure that all software systems used by the Company are Year 2000 compliant.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through January 31, 1998, the Company's capital was provided by loans made by the Company's Chairman and his wife in the amount of $100,000 (of which $50,000 was repaid at December 31, 1996). The remaining $50,000 plus accrued interest still outstanding and due to the Chairman shall be repaid not earlier than six months from the date of this Prospectus and only to the extent of cash flow from operations, if any. Such related party loans included interest ranging from 6 1/2% to 7% per annum.

     Between November and December 1996, the Company completed a private placement in which it sold 82 units of its securities consisting in the aggregate of $410,000 principal amount of its subordinated promissory notes (the "Notes") and 410,000 shares of Common Stock for an aggregate payment net of expenses of $1,606,216 to 40 investors, none of whom were affiliated with the Company and substantially all of whom were accredited investors. The Notes bear interest at the rate of 7% per annum payable semi-annually on April 1 and October 1 of each year and mature on October 1, 1998. In accordance with the terms of the Notes, the principal amount of such Notes together with accrued interest is to be repaid from the proceeds of the Offering. See "Use of Proceeds." The placement agent for the offering received warrants to purchase 100,000 shares of Common Stock exercisable at $6.00 per share on or prior to November 27, 2001.

     In January 1997, the Company issued 58,000 shares of its Common Stock to three unaffiliated investors at $3.50 per share for a total payment of $203,000.

     In November 1997, the Company received net proceeds of $997,159 through the issuance of 200,000 shares of its Common Stock at $5.00 per share to 1-800-REACH ME LLC, a dealer for certain of the Company's products and services. See "Business -- Sales and Marketing" and "Certain Transactions."

     The proceeds generated from private placements described above were used for (i) research and development (approximately $324,000), (ii) payment of the non-refundable prepayment due to L&H ($500,000), (iii) general and administrative expenses including salaries (approximately $529,000), (iv) purchase of equipment (approximately $185,000), (v) repayment of related party loans ($50,000), and (vi) patent fees and related legal expenses (approximately $18,000).

     In December 1997, the Company entered into three-year employment agreements with three of its executive officers which provide for aggregate base salaries of $415,500. See "Management -- Employment Agreements" and Note 8 of Notes to the Financial Statements.

PLAN OF OPERATION

     The report of the independent auditors on the Company's financial statements as of July 31, 1997 contains an explanatory paragraph regarding an uncertainty with respect to the ability of the Company to continue as a going concern. The Company has generated only nominal, incidental consulting fee revenues of $683,328 and incurred an accumulated deficit through January 31, 1998 of $2,093,283. However, the Company believes that upon the completion of the Offering and the receipt of the proceeds therefrom, it will have the necessary liquidity and capital resources to sustain planned operations for the 12 month period following the Offering. See "Use of Proceeds."

     During such 12-month period, the Company intends to focus its efforts on enhancing its Virtual Operator product and refining two of its telephone-based speech recognition prototypes which it intends to introduce during calendar 1998. It will also use a portion of the proceeds for the implementation of its sales and marketing program which includes developing a marketing and sales network initially in North America and thereafter, in the EU.

     In the event that the Company's internal estimates relating to its planned expenditures prove materially inaccurate or the Company's development and marketing efforts do not result in significant product sales, the Company may be required to reallocate funds among its planned activities and curtail certain planned expenditures. In any event, the Company is unable to predict whether revenues from operations will be sufficient to fund the Company's working capital requirements beyond 12 months. Therefore, the Company may be required to obtain substantial additional financing through equity or debt financings, collaborative arrangements or otherwise. There can be no assurance as to the availability or terms of any required additional financing, when and if needed. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations. See "Use of Proceeds."

FUTURE ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate the resources and in assessing performance.

     Both SFAS No. 130 and 131, issued in June 1997, are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

                                    BUSINESS

INTRODUCTION

     The Company was organized to design, develop and market proprietary applications software to exploit advances in speech recognition technologies. The Company is creating products that enable a user to perform tasks or retrieve information by speaking into a telephone or to a computer in a natural conversational manner. The Company recently introduced the Virtual Operator -- a speech driven auto-attendant that has received a number of industry awards including "Product of the Year 1997" by both CTI Magazine and Teleconnect Magazine, "Best of Show" at the 1998 CT Expo and a nomination as a finalist for a Computerworld Smithsonian Award in the category of Business & Related Services. The Company has developed prototypes for two additional telephone-based speech recognition products which it intends to introduce during calendar 1998 -- a voice driven speed dialing product and a conversational personal assistant that performs voice mail, facsimile, and e-mail retrieval, as well as auto-attendant and speed dialing functions. See "Business -- Products." The Company anticipates that it will initially market these products primarily through a distribution network of independent resellers, although it will also seek to license its proprietary applications software to telephone switch and voice-mail manufacturers, among others, on an OEM basis. See "Business -- Sales and Marketing."

     The Company's goal is to continue to develop and refine speech driven applications software products which will enable users to easily access computer automated transactions via telephone or PC without the need for extensive touch-tone menus or computer proficiency while providing customers with cost-saving benefits. The Company's strategy is to establish alliances with corporate partners to develop specific customer solutions incorporating the Company's proprietary applications software and generate revenue on a recurring basis. See "-- Strategy."

INDUSTRY BACKGROUND

     The following description of industry background is based on management's understanding of trends and developments in the speech recognition industry predicated on the experience and background of various members of management in such industry.

     While various types of speech recognition technology have existed for several years and the number of commercially available speech-enabled products continues to grow, until recently, speech recognition technology applications have been deficient and costly, thereby limiting widespread acceptance. Historically, emphasis in the speech recognition industry has been placed on the development of core speech recognition engine technology, rather than on the development of speech recognition applications technology. The speech recognition engine is the core technology upon which various applications are based. Major companies, including IBM, Dragon Dictate Systems, Inc., L&H, Voice Control Systems, Nortel and Lucent, have spent vast sums of money over the last quarter century in developing core engine technology, but have, for the most part, relegated developing applications to others.

     Speech recognition engine technologies require distinct skills including speech algorithms, statistics, digital signal processing algorithms, digital signal processing programming, phonetics, linguistics, information theory and coding theory. On the other hand, creating speech recognition applications requires an entirely different set of skills including speech and word recognition, linguistics, usability engineering, phonetics, multimedia and telephone application development.

     Early speech recognition applications typically required programming of equipment to recognize a limited number of discrete words spoken by a specific user, referred to as "speaker enrollment." These speaker-dependent systems also tended to be sensitive to background noise and to changes in speech patterns that resulted from an enrolled speaker being tired or excited. Additionally, these initial speech recognition applications had limited vocabularies and required the user to speak discretely, pausing between each word, rather than allowing natural continuous speech. Moreover, in addition to these performance challenges, the development of foreign language versions of automatic speech recognition and text-to-speech synthesis (technologies for converting textual information into synthetic speech output) has been costly and time consuming. As a result, most developers have limited development to one (typically English) or a few language versions of their technology.

     As the number of electronic devices used by businesses and consumers proliferate and the features and functionality of these products and services increase and become more complex, manufacturers continually seek to increase the ease of use and the interface between their products and the end user. The manner and simplicity of operation of a product can have a direct effect on its popularity, frequency of use and market acceptance. The introduction of the "mouse" and the graphical user interface (GUI), each of which simplified the use of the personal computer, are examples of how improving a product's user-friendliness can enhance its marketability.

     Speech is typically the most natural, efficient and easiest means of human communication. With the increase in the power and capability of core speech recognition engine technology, as well as the increase in speed and reduction of costs in computer processors, integration of human speech as an interface to telephone and computer applications is now feasible. Recent advances in the accuracy of speech recognition technologies have led to improvements in the performance and reliability of speech recognition products, allowing for multiple languages to be developed for a specific application. Management believes that these improvements and continuing advances in speech recognition technologies, including the development of intuitive and easy-to-use natural language user interfaces, are accelerating the growth of speech-enabled products in daily business and personal use. Furthermore, management believes that electronic devices and products incorporating speech recognition technology will be available in an increasing variety of applications, provided that these applications are easy to use, natural, accurate and cost effective.

STRATEGY

     The Company's goal is to exploit existing speech engine technology to create advanced speech recognition applications. The Company's strategy is to develop and refine proprietary applications software products that address certain of the shortcomings associated with speech recognition products currently on the market. In pursuit of that goal, management has retained a development team which includes (i) speech recognition developers to enhance the capabilities of the speech recognition engines that form the foundation of the Company's products; (ii) natural dialogue designers with linguistic and phonetic skills to design applications that anticipate user responses; (iii) multimedia application developers to exploit and integrate audio and video functionality;
(iv) usability engineers to design intuitive, easy-to-use applications; and (v) telephone application developers to integrate telephone systems with computer applications.

     The Company intends to offer products and services that, among other attributes, will substantially eliminate touch-tone menus, reduce labor costs by reducing the number of live operators, increase efficiency by reducing the potential for lost messages and information, and provide information in a natural conversational manner to a targeted audience.

     While the Company intends to market its initial products on a stand-alone basis through independent reseller channels and on an OEM basis, the Company's ultimate strategy is to establish alliances with corporate partners pursuant to which it will develop specific customer solutions incorporating the Company's proprietary applications software and generate revenue on a recurring basis. See "-- Sales and Marketing."

PRODUCTS

  General

     The Company is developing proprietary applications software products that simulate the manner in which human beings communicate by incorporating the following key attributes:

     - Speaker Independence -- enables any person to speak and be understood. As a result, within a geographic region or country, the Company's technology "listens" to and can understand different dialects, ages and genders.

     - Natural Speech -- allows users to speak at a continuous and natural pace rather than one word at a time.

     - Key Word Spotting -- identifies the key words for action within any naturally spoken command. For example, a caller may say, "I'd like to speak with John Doe, please." Dialogue Detection locates the name "John Doe" and ignores all other words which have been spoken.

     - Barge-in -- allows callers to override prompts with their voice. The computer stops speaking, "hears" the new input and responds by going into its database to retrieve the requested information.

     - Advanced Statistical Methods -- used to analyze what users will say based on quantitative statistical analyses that evaluates the combination of responses in order to understand the spoken language. For example, although it is currently not possible for a computer system to understand each individual city, town or village in the United States (e.g., Boise, Dallas or Buffalo), it can understand a specific city or town when coupled with a specific state (e.g., Idaho, Texas or New York).

  Telephony Products

     The Company believes that because of its universality, the telephone offers a particularly powerful means for information retrieval, transactions and messaging. While in the United States interactive voice response telephone systems using touch-tone input have enjoyed considerable success in automating a variety of transactions, users often find that using touch-tone telephone menus, which require a user to push different buttons based upon a series of commands, tend to be inefficient and frustrating. The limitations for touch-tone input for more complex and varied transactions are significant and provide a strong opportunity for speech driven products. Furthermore, outside North America, many telephone systems are still rotary-driven, which precludes touch-tone telephone application capability. The recent deregulation of the telecommunication market in the EU, however, is expected to result in telecommunication products and services becoming more competitive. The Company believes it is well positioned to compete in the overseas market based on its prior experience in developing multi-lingual voice recognition products. The Company has developed a Spanish language version of its Virtual Operator which recently was awarded "Best of Show" at the 1998 CT Expo. In light of the foregoing and as a result of better applications and advances in speech recognition technologies, management believes that the exploitation of speech driven applications in the telephony market will increase. Accordingly, the Company has determined to focus its initial development efforts primarily on telephone products and services.

     - The Virtual Operator. The Company's first stand-alone product is a speech driven auto-attendant that enables a caller to request connection to a person or department by speaking into the telephone in a natural manner. A caller does not need to remember the extension of the person or department to whom the caller wishes to speak, and the caller is not required to enter touch-tones to transfer to a desired department. Additionally, a caller can interrupt a prompt at any time and state the caller's request without waiting for the prompt to finish. A product prototype of the Virtual Operator won a Best-of-Show Award at the Computer Technology Expo 1997, a major trade show for products and services using computer telephone solutions that was held in Los Angeles in March 1997. The Virtual Operator was also named "Product of the Year" for 1997 by both Teleconnect Magazine and CTI Magazine, leading trade publications for telephone equipment dealers, and "Best of Show" at the 1998 CT Expo. In December 1997, the Company was nominated as a finalist for a Computerworld Smithsonian Award for its Virtual Operator application in the category of Business & Related Services, with the winner to be announced later this year.

     In December 1997, the Company began shipping the Virtual Operator for on-site field testing and evaluation by several international businesses, national and regional distribution companies and prospective OEM resellers. The Company is engaged in ongoing discussions with respect to additional field pilots as well as sales of product for those entities which are nearing completion of their evaluation process. See "-- Sales and Marketing."

     - MagicDialing(TM). The Company's second product is an application software package that enables a user to dial his or her contact list by stating the requested name rather than requiring a user to enter a number or numerical extension. This product is targeted at companies providing cellular telephone services, as well as to long distance and calling card companies.

     - Conversational Personal Assistant. The Company is also developing a conversational personal assistant that can be sold as either a stand-alone product or as a service on a subscription basis. This product will perform remote voice mail, facsimile, and e-mail retrieval, as well as the functions of the Virtual Operator and the speed dialing product.

     The Company has allocated a substantial portion of the proceeds of the Offering for product development efforts aimed at enhancing the Virtual Operator, including the creation of foreign language versions of this product, completion of development of the conversational voice dialing and personal assistant applications, and creation of foreign language versions of the latter. See "Use of Proceeds."

  Other Products

     The Company has developed several additional products and services. One of these -- Magic Calendar -- is a PC microphone-based interface which enables users to input scheduling data into their computers utilizing spoken commands. In December 1997, the Company entered into a licensing agreement with L&H for distribution of Magic Calendar pursuant to which L&H is to pay $450,000 of prepaid royalties to the Company. L&H paid $200,000 in prepaid royalties at March 20, 1998 and will pay $250,000 of additional prepaid royalties between June 30 and September 30, 1998.

     Retail products and services under development include:

     - Conversational Call Centers. Integrating the attributes of key word spotting and barge-in, this product could be employed in applications such as order-taking by a virtual call-center attendant.

     - Conversational Kiosks(TM). Employing most of the Company's applications technologies and integrating full motion video, this product can be employed by customers to create a virtual employee capable of promoting product sales to or eliciting information from the end user.

     - Conversational Point-Of-Sale Applications. Employing many of the Company's application technologies, this product can potentially be used in a diverse number of applications including fast-food items ordering via telephone or as part of an in-store informational kiosk.

     The Company does not intend to utilize a significant portion of the proceeds of the Offering to further develop these applications. Instead, it is the Company's intention to seek strategic alliances pursuant to which third parties will contribute technology or services, provide financing or marketing, sales or support in connection with the development and commercialization of these specific customer solutions. See "-- Strategy."

     The Company has entered into a strategic alliance agreement with Phone Interactive Corporation ("PIC"), a telephone service bureau business. As part of this agreement, the Company has agreed to contribute its speech recognition call center software under development, while PIC will provide its telecommunications platforms, marketing, customer base and other contributions, and each will receive a percentage of the overall revenue from the proposed services based upon each party's contribution in developing and marketing a specific application. The Company and PIC have begun the integration of the Company's call center software with PIC's telecommunications platforms, and the Company believes that the service will be available for customers prior to the end of calendar 1998.

     The Company and M.S. Management Associates, Inc. ("MSM"), an affiliate of the Simon DeBartollo Group, L.P. ("SDG"), a national shopping mall developer, have entered into a letter of intent in anticipation of consummation of a Strategic Technology and Marketing Agreement for purposes of identifying opportunities for installation of Conversational Kiosks at a limited number of SDG properties. Under the terms of the proposed joint venture, MSM would provide national advertisers and mall facilities for the Conversational Kiosks, while the Company would contribute its speech application software and related technology under development. Revenues derived from advertising, rent and transaction fees from the Conversational Kiosks would also be divided evenly between MSM and the Company. The letter of intent contemplates that the first phase of the venture will consist of a pilot program for installation of Conversational Kiosks in a limited number of malls, with additional Conversational Kiosks to be installed at additional SDG properties based on the results of the initial phase of the program. There can be no assurance that a definitive agreement with MSM will be consummated or that full scale deployment of Conversational Kiosks will occur following evaluation of the initial phase of the program.

  Research and Development Expenses

     For the period ended July 31, 1996, the fiscal year ended July 31, 1997 and the six months ended January 31, 1998, the Company incurred research and development expenses of $16,129, $418,164 and $441,530, respectively. As previously described above and under "Use of Proceeds", the Company will use a substantial portion of the proceeds of the Offering for further product development.

SALES AND MARKETING

     To date, marketing efforts have been conducted by Company personnel and have focused on international businesses, national and regional distribution companies and OEM telephone switch and voicemail manufacturers which would conduct field pilots of the Virtual Operator for evaluation purposes. The Company anticipates that initially sales of its telephony products will be made primarily through independent resellers that supply telephone and voicemail systems to businesses, as well as OEM manufacturers. The Company is first seeking to establish a distribution network for North America. Thereafter, the Company intends to establish a similar network in the EU, focusing initially on the United Kingdom, based on the natural progression from U.S. English-based applications to U.K. English-based applications. Thereafter, the Company intends to expand into other EU countries based on the expected size of the market opportunities and the availability of distribution partners. The Company will also be required to provide ongoing technical support and training to distributors of its applications software.

     The Company has allocated a substantial portion of the proceeds of the Offering for sales and marketing activities, including the costs of attendance at trade shows, trade journal publications and advertising and promotional materials aimed at increasing awareness of the Company's products and establishing a network of committed distributors and resellers. See "Use of Proceeds." There can be no assurance, however, that any sales and marketing efforts undertaken by or on behalf of the Company will be successful or will result in substantial sales of the Company's applications software products.

     The Company's ultimate strategy is to establish alliances with corporate partners pursuant to which it will develop specific customer solutions incorporating the Company's proprietary applications software and generate revenue on a recurring basis. There can be no assurances, however, that the Company will be able to enter into any additional agreements or arrangements with any entities to develop, market, distribute or sell applications software products or that any arrangements entered into will generate significant revenues for the Company.

SUPPLIERS AND LICENSORS

     The Company's proprietary applications software incorporates core speech engine technology developed by others for which the Company must obtain licenses. The Company has entered into a four-year, non-exclusive, worldwide license agreement, effective as of December 31, 1996 and subsequently amended (the "L&H Agreement"), to use and exploit L&H's proprietary core speech recognition engine technologies and text-to-speech technologies. L&H is an international developer, licensor and provider of multilingual advanced speech and language technologies and services for telephone and desktop applications. Included in the license to the Company are all advances or improvements made by L&H to such technologies and all foreign language uses requested by the Company which initially include American English, Castillian Spanish, French, German, Italian, Dutch, and in certain instances, British English and Korean. L&H has agreed to provide technical support, marketing support and training to the Company. To date, the Company has paid L&H an aggregate of $700,000 in non-refundable prepayments against future royalties due to L&H on sales of certain of the Company's products incorporating L&H technology. The Company has also entered into a licensing arrangement with IBM for use of its core speech engine technology to incorporate into certain products under development.

     The Company's applications software is designed to be used with PCs, specifically Intel Pentium MMX (multi-media extension) processors. The Company's software applications also require a modem for remote maintenance which the Company currently purchases from Boca Research, although these modems are available from numerous sources on similar terms and conditions. Standard telephone interface cards are also required for certain of the applications if these operations communicate via the telephone. The Company's telephony products currently require telephone interface cards manufactured by Dialogic of Parsippany, New Jersey, however there are a number of other manufacturers, including Natural Microsystems, Rhetoric, and NewVoice from which the Company may purchase cards on similar terms and conditions. Certain of the Company's products also rely on special external processing boards which are manufactured by Dialogic as well. The loss of Dialogic as a source for these cards could have a material adverse impact on the Company, since the Company might not be able to offer all the features of a particular application if it were required to rely on other suppliers.

     The Company's conversational kiosk applications under development require high quality sound cards shipped with most PCs today, as well as high quality noise-canceling microphones available from a number of suppliers including Andrea Electronics. The Company's telephony applications software is designed to be used with Microsoft(R) Windows NT and its kiosk applications software is designed to be used with Microsoft(R) Windows 95. The Company undertakes its software development using Microsoft programming tools. To the extent that Microsoft programming tools become unavailable, the Company should be able to utilize Borland programming tools; however, the loss of the Microsoft programming tools could have a material adverse affect on the development of the Company's applications. Additionally, toolkits (i.e. collections of programs that facilitate the creation of applications software) from engine providers enable the Company to exploit speech recognition engine technologies developed by different vendors. Typically, the Company selects engine toolkits and speech recognition engine technology manufactured by the same entity. Alternatively, the Company selects a programming toolkit to complement a specific application based on the toolkit that produces the fastest results in a high quality manner and yields efficiencies in hardware requirements.

PROPRIETARY RIGHTS

     The Company considers its software and applications as propriety and currently relies on a combination of copyright, trade secret and trademark laws and license agreements to protect its intellectual property rights. The Company also will enter into license agreements with end-users of the products and applications, and has required all employees to enter into confidentiality and non-disclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company currently has filed for federal trademark protection with the United States Patent and Trademark Office (the "PTO") for the marks REGISTRY MAGIC(TM) and VIRTUAL OPERATOR(TM).

     There are three patent applications currently pending with the PTO on various aspects of its applications software including for the Company's barge-in and key word spotting attributes. The Company has six additional provisional patent disclosures filed with the PTO which relate to its conversational personal assistant and speed dialing products. There can be no assurance that any of these patents will be granted, or if granted, will provide the Company with significant protection against competitors. Certain of the Company's competitors have obtained patent protection, and the Company believes that certain of its competitors are seeking patent protection on various aspects of their speech recognition technology. There can be no assurances that the Company's technology will not be subject to challenges that such technology infringes on the proprietary rights or trade secrets of others.

COMPETITION

     The speech recognition applications market is growing and is expected to be characterized by intense competition. The Company's products will compete with, or affect the sales of, many well established companies including IBM, AT&T, Digital Equipment, Lucent, Nortel and Unisys. Most of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology, especially the larger organizations. Various of these competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in their markets. In addition, certain companies may be expected to develop technologies or products which may be functionally similar to some or all of those being developed by the Company. With respect to the Virtual Operator product, the Company's competitors will likely include Voice Control Systems, Vocalis and PureSpeech. In the speed dialing and conversational personal assistant applications, the Company expects that its initial competitors will be Wildfire, General Magic, and Webley. Additionally, voice-mail companies and telephone switch manufacturers may also attempt to develop their own conversational speech recognition applications. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable, or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

EMPLOYEES


     The Company currently has 15 full-time employees. Four persons are in management and provide services in the areas of marketing and business development, administration and research and development; eight are employed in research and development; two persons are engaged in sales and marketing and one person is in administration. No employee of the Company is covered by a collective bargaining agreement or is represented by a labor union. The Company considers its employee relations to be good. The Company also has entered into independent contractor arrangements with 11 individuals on an as-needed basis to develop programming or provide sales and marketing assistance for the Company.


LITIGATION


     On April 3, 1998, the Company initiated an action in the Circuit Court for Palm Beach County, Florida against a former employee of the Company whose employment was terminated at such date. The Company is alleging breach of an oral employment agreement and misrepresentations in the inducement of such agreement. The Company is seeking damages and the rescission of the 20,000 shares of Common Stock and options to purchase 90,000 shares of Common Stock previously granted to such former employee. The defendant has filed an answer denying various of the Company's allegations and raising certain affirmative defenses. The defendant has also asserted a counterclaim against the Company and Walt Nawrocki and Lawrence Cohen, who are members of management and principal shareholders of the Company, seeking salary and benefits under the terms of his oral employment agreement as well as additional unspecified equity participation in the Company (the defendant had previously made a demand for 200,000 shares of Common Stock). The defendant is also seeking a declaratory judgment with regard to the Company's claim for rescission. While the Company believes that the defendant's claims are without merit based on the breaches by the defendant of his oral agreement with the Company, Walt Nawrocki and Lawrence Cohen have agreed to settle such equity claims, should the need arise, from their personal shareholdings. Any expense associated with the action will be incurred as an expense by the Company. The Company does not believe that the outcome of this matter will have a material adverse effect on the financial condition or business prospects of the Company.


     Other than as described above, the Company is not a party to any litigation nor is it aware of any material threatened litigation.

FACILITIES


     The Company currently leases adjacent facilities consisting of approximately 1,594 and 1,009 square feet of office space in Boca Raton, Florida at an initial monthly base rental amount of $1,726 and $1,093, respectively, plus the Company's proportionate share (an aggregate of 5.43%) of taxes and operating expenses for the common area of the building. The Company's leases terminate on December 31, 1999.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages are as follows:

NAME                                         AGE   POSITION
----                                         ---   --------
Walt Nawrocki(1)...........................  53    President, Chief Executive Officer and
                                                   Director
Lawrence Cohen.............................  53    Chairman of the Board
Neal A. Bernstein..........................  36    Vice President-Business Development and
                                                   Marketing
Martin Scott...............................  30    Treasurer and Secretary
Ted Gordon(1)..............................  68    Director
Paul Spindler(1)...........................  66    Director
Sheldon E. Misher(2).......................  57    Director (nominee)

---------------

(1) Member of the Audit and Compensation Committee.
(2) Mr. Misher will join the Board of Directors immediately following the completion of the Offering.


     WALT NAWROCKI has served as President, Chief Executive Officer and a director of the Company since June 1996. Prior to joining the Company, Mr. Nawrocki spent over 30 years at IBM where he was employed in positions of increasing responsibility becoming Manager for Worldwide Product Development and Business Management in August 1992. In such capacity, he oversaw a number of business areas, including speech products, and was responsible for acquisitions, joint development and OEM licensing programs. While at IBM, Mr. Nawrocki was responsible for the shift from 5 1/4 inch diskettes to 3 1/2 inch diskettes and the standardization of keyboards currently used on most PCs today. His working teams have been honored with five Byte Magazine awards for speech recognition products and an IBM Market Driven Quality award for customer requirements and customer satisfaction.


     LAWRENCE COHEN has served as Chairman of the Board since he founded the Company in October 1995. Mr. Cohen has been engaged in providing financial consulting and merchant banking services to early-stage companies for more than the past 25 years. He has served as Vice Chairman of the Board and Executive Vice President of Bristol Retail Solutions, Inc. (Nasdaq:BRTL), a point-of-sale equipment distributor ("Bristol"), since he co-founded such company in April 1996. He is also the co-founder and a director of Apollo BioPharmaceuticals, Inc., a privately-held company in Massachusetts engaged in the development of neuroprotective pharmaceuticals ("Apollo"), and currently serves on the board of directors of ASHA Corp. (Nasdaq:ASHA), an automotive drive train developer. Between November 1990 and September 1996, Mr. Cohen served as Chairman of the Board of BioTime, Inc. (Nasdaq:BTIM), a biotechnology firm he founded to develop an artificial blood plasma substitute. He was a co-founder of Cryomedical Sciences (Nasdaq:CMSI), a low temperature surgery company, and served as its President from November 1990 to November 1991. It is anticipated that Mr. Cohen will devote approximately 25% of his working time to the Company's affairs.

     NEAL A. BERNSTEIN has served as Vice President-Business Development and Marketing of the Company since January 1997. Prior to joining the Company, Mr. Bernstein spent approximately 13 years at IBM where he was employed in a variety of sales, marketing and business development capacities, serving last as a Business Development Manager within the IBM Internet Division from May 1996 until December 1996. From January 1992 until May 1996, he held a number of management positions within the Speech Products Business Unit, including Manager of OEM and Licensing, Manager of Business Development and Strategic Alliances and Manager of North American Sales and Marketing.

     MARTIN SCOTT, a certified public accountant, has served as Secretary and Treasurer of the Company since October 1997. From June 1996 until October 1997, he was employed as an Audit Supervisor by Millward & Co., CPAs. From October 1995 until June 1996, Mr. Scott served as Controller of ERD Waste Corp. (Nasdaq:ERDI), a waste disposal company. Prior thereto, from January 1995, he was employed as a Senior

Accountant with the firm of Richard A. Eisner & Co., LLP. From January 1991 to January 1995, he was employed as a Senior Accountant with the firm of Feldman Radin & Co., P.C.


     TED GORDON served as a director of the Company from June 1996 until his resignation in December 1996 and was reelected to the Board of Directors in December 1997. From April 1971 to June 1990, Mr. Gordon served as President and Chairman of the Board of The Futures Group, a Connecticut-based management consulting firm he founded which provides strategic planning in the areas of technology deployment and Company re-engineering. He remains a director and consultant of such firm. Mr. Gordon also serves as Director of the Millennium Project in Washington, D.C., an outlook study for the American Council of the United Nations with which he has been associated since January 1992. Since March 1994, he has served as a consultant to the United States Environmental Protection Agency in the area of forecasting future environment issues. He currently serves on the boards of directors of Apollo BioPharmaceuticals and the Institute for Global Ethics in Camden, Maine.



     PAUL SPINDLER has served as a director of the Company since June 1996. He has served as Chairman of the Board and Executive Vice President of Bristol since he co-founded such company in April 1996. From May 1987 to December 1996, Mr. Spindler served as President of GCI-Spindler, a Los Angeles-based marketing communications firm (a subsidiary of Grey Advertising, Inc.), whose clients include Toshiba Information Systems, Microsoft Corp. and IBM.



     SHELDON E. MISHER has been nominated to become a director of the Company upon the closing of the Offering. Mr. Misher has been a partner in the law firm of Bachner, Tally, Polevoy & Misher LLP, New York, New York since 1971, and has over 30 years experience in the areas of corporate and securities law.


     Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the By-Laws of the Company.

BOARD COMMITTEES AND RELATED INFORMATION

     Upon the closing of the Offering, the Company will establish a Compensation and Audit Committee to be comprised of Ted Gordon and Paul Spindler, who are non-employee directors, and Walt Nawrocki.

     The Compensation and Audit Committee will administer the Company's stock option plan and make recommendations to the full Board of Directors concerning compensation, including bonuses and incentive arrangements, of the Company's officers and key employees. The Compensation and Audit Committee will be comprised of a majority of independent directors. The Compensation and Audit Committee will also review the engagement of the independent accountants and review the independence of the accounting firm, as well as review the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls.

     The Company has agreed that, if it is requested to do so by the Representative, it will use its best efforts, for a period of two years from the date of this Prospectus, to elect one designee of the Representative as a director of the Company or, at the Representative's option, as a non-voting observer to the Company's Board of Directors. Such observer will have no voting rights. He or she will be reimbursed for any out-of-pocket expense incurred in attending such meetings, and will be indemnified against any claims arising out of participation at Board meetings, including claims based on liabilities arising under the securities laws. The Representative has not selected a designee for director or a non-voting observer.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Act permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation indemnify its directors and officers to the fullest extent permitted by law.

     At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Company as to which indemnification is being sought. However, the Company is a plaintiff in a recently filed complaint against a former employee who has filed a counterclaim against the Company as well as executives of the Company. See
"Business -- Litigation."


     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DIRECTOR COMPENSATION

     Following the completion of the Offering, the Company will compensate non-employee directors in the amount of $500 per meeting for attending meetings of the Board of Directors. In addition, directors will be reimbursed for expenses incurred in attending such meetings and will be indemnified against any claims arising out of his or her status as a director of the Company, including claims arising under federal and state securities laws. In addition, directors are eligible to receive options under the Company's 1997 Stock Option Plan.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table sets forth information relating to the compensation paid by the Company during the past two fiscal years to: (i) the Company's President and Chief Executive Officer; and (ii) each of the Company's executive officers who earned more than $100,000 during the fiscal year ended July 31, 1997 (collectively, the "Named Executive Officers"):

                                                                       STOCK     ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY    BONUS   OPTIONS   COMPENSATION
---------------------------                 ----   --------   -----   -------   ------------
Walt Nawrocki.............................  1997   $175,000    $ 0    200,000       $ 0
  President and Chief Executive             1996   $ 14,583    $ 0          0       $ 0
  Officer
Lawrence Cohen............................  1997   $ 67,375    $ 0    100,000       $ 0
  Chairman                                  1996   $      0    $ 0          0       $ 0

     The Company maintains key man life insurance on the life of Walt Nawrocki in the amount of $2,500,000 payable to the Company.

  Employment Agreements

     Effective December 21, 1997, the Company entered into three-year employment agreements with each of Walt Nawrocki, Lawrence Cohen and Neal Bernstein providing for base annual salaries of $175,000, $115,500 and $125,000, respectively. The employees may receive annual bonuses at the discretion of the Company, with bonuses to be determined by the Compensation and Audit Committee. No formula or criteria have been specifically determined. The agreements provide for severance equal to one year's salary in the event of (i) non-renewal of the agreement upon expiration other than for cause or (ii) a change of control of the Company as a result of which the employee is not retained by new management on a comparable basis. In addition, the agreements contain confidentiality provisions and 12-month post termination non-competition restriction which may be imposed by the Company provided the employee receives a lump sum payment equal to one year's salary within 30 days of termination of employment. Under Florida law, a court of competent jurisdiction may determine not to enforce such non-competition restrictions or partially enforce or modify such provisions.

STOCK OPTIONS

           OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

                               NUMBER OF SECURITIES     PERCENTAGE OF TOTAL      EXERCISE OR      EXPIRATION
                               UNDERLYING OPTIONS/      OPTIONS/SARS GRANTED     BASE PRICE          DATE
NAME                             SARS GRANTED(#)      EMPLOYEES IN FISCAL YEAR     ($/SH)          THROUGH
----                           --------------------   ------------------------   -----------   ----------------
Walt Nawrocki................        200,000                    37%                 $3.50      October 20, 2001
Lawrence Cohen...............        100,000                    18%                 $3.85        March 11, 2001

  1997 Stock Option Plan

     The 1997 Stock Option Plan (the "Plan") provides for the grant of options to purchase up to 300,000 shares of Common Stock to employees, officers, directors, and consultants of the Company. Options may either be "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of the Company.

     The Plan will be administered by the Board of Directors or a committee thereof, who determine, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

     The exercise price of an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The exercise price of a non-qualified option may be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.

     Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee will be entitled to exercise the option, unless otherwise determined by the Board of Directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, an optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be issued within ten years from the effective date of the Plan, which is March 12, 1997. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five year terms. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's options, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan.

     The Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the shareholders of the Company.

     Options to purchase 227,350 shares of Common Stock have been granted pursuant to the Plan leaving a balance of 72,650 shares of Common Stock available for issuance. The Company issued options to purchase an aggregate of 207,350 shares of Common Stock on March 12, 1997 exercisable at $3.50 to $3.85 per share over a four-year term to two executive officers and other employees of the Company. Lawrence Cohen, the Company's Chairman of the Board, received options to purchase 100,000 shares of Common Stock exercisable at $3.85 per share during their four-year term. Neal Bernstein, the Company's Vice
President -- Business Development and Marketing, received options to purchase 50,000 shares of Common Stock and Tony Nawrocki, an employee and the adult son of Walt Nawrocki, the Company's President and Chief Executive Officer, received options to purchase 30,000 shares of Common Stock. Other employees also received options to purchase 27,350 shares of Common Stock exercisable at $3.50 per share during their four-year term. In addition, Martin Scott, the Company's Secretary and Treasurer, received options to purchase 5,000 shares of Common Stock of the Company on October 15, 1997 at an exercise price of $3.50 per share over their four-year term and an employee received options to purchase 15,000 shares of Common Stock of the Company on December 15, 1997 at an exercise price of $5.00 per share over their four-year term. Such options are exercisable as to 50% of the options granted commencing one year following the date of grant and as to the remaining 50% of such options, commencing two years from the date of grant, except for Lawrence Cohen whose options are currently exercisable in their entirety.

OTHER OPTION GRANTS

     In addition to options granted pursuant to the Company's 1997 Stock Option Plan described above Registry Magic granted options in October 1996 to Walt Nawrocki, the President and Chief Executive Officer of the Company, to purchase 200,000 shares of Common Stock of the Company exercisable at $3.50 per share on or prior to October 20, 2001. At that time, the Company also issued options to purchase an aggregate of 100,000 shares of Common Stock to two employees of the Company, exercisable at $.50 per share on or prior to October 20, 2001. See "Management's Discussion and Analysis and Plan of Operation." In addition, between March and July 1997, the Company granted options to purchase an aggregate of 19,500 shares of Common Stock to two consultants of the Company, exercisable at $3.50 per share during the five year term of such options. During the six months ended January 31, 1998, options to purchase 6,676 shares of Common Stock were granted to two consultants of the Company, including one of the consultants referred to above. Such options are exercisable at $3.50 to $5.00 per share, expiring in four to five years and vesting immediately. Subsequent to January 31, 1998, options to purchase 14,500 shares of Common Stock were granted to three consultants. Such options are exercisable at $7.00 per share, expiring in five years and vesting immediately.

     In connection with the issuance of the aforementioned options, $300,000 was charged to operations representing the difference between the market price of the stock and the exercise price of the options on the date the options were granted. In addition, $4,500 was charged to operations for services received in exchange for the grant of options.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the exercise of options to purchase shares of Common Stock during the fiscal year ended July 31, 1997 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 1997 fiscal year.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES


                                                                            NUMBER OF
                                                                           SECURITIES        VALUE OF
                                                                           UNDERLYING       UNEXERCISED
                                                                           UNEXERCISED     IN-THE-MONEY
                                                   SHARES                 OPTIONS/SARS    OPTIONS(1)/SARS
                                                 ACQUIRED ON    VALUE     AT FY-END(#)     AT FY-END($)
                                                  EXERCISE     REALIZED   EXERCISABLE/     EXERCISABLE/
NAME                                                 (#)         ($)      UNEXERCISABLE    UNEXERCISABLE
----                                             -----------   --------   -------------   ---------------
Walt Nawrocki, President and
  Chief Executive Officer......................      --          --         200,000/0       $725,000/0
Lawrence Cohen, Chairman.......................      --          --         100,000/0       $327,500/0


---------------


(1) Based on a public offering price of $7.125 per share.


                              CERTAIN TRANSACTIONS

     Between June and September 1996, the Company issued an aggregate of 3,325,000 shares of Common Stock for $.001 per share in connection with its initial capitalization. Following reallocation and transfers, executive officers and directors, their immediate family members or affiliated entities received shares of Common Stock as follows: (i) 300,000 shares were issued to Elizabeth Nawrocki, the wife of Walt Nawrocki, the President, Chief Executive Officer and a director of the Company; (ii) 1,724,000 shares were issued to Alliant Holding and Transfer Company ("Alliant"), an affiliate of Lawrence Cohen, the Company's Chairman of the Board; (iii) 120,000 shares were issued to The Spindler Trust which is controlled by Paul Spindler, a director of the Company; (iv) 320,000 shares were issued to Ted Gordon, a director of the Company; and (v) 300,000 shares were issued to Leslie Bernstein, the wife of Neal Bernstein, a Vice President of the Company. Alliant transferred 15,000 of its shares in October 1997 to Martin Scott, the Company's Secretary and Treasurer.

     During 1996 and 1997, Lawrence Cohen contributed $25,959 and $3,500, respectively, to the capital of the Company. At that time he also advanced the Company $50,000 which bears interest at the rate of 6.5% per annum. This loan and related interest may be repaid not earlier than six months from the date of this Prospectus and only to the extent of cash flow from operations, if any. In October and November 1996, Donna Cohen, Mr. Cohen's wife, advanced the Company a total of $50,000, which was repaid in December 1996 together with interest at the rate of 7% per annum.

     In November 1997, the Company issued 200,000 shares of its Common Stock to 1-800-REACH ME, LLC ("REACH ME") in consideration for a cash payment of $1,000,000 (net proceeds of $997,159). REACH ME, subsequently entered into a dealer agreement with the Company. REACH ME has certain demand and piggyback registration rights with regard to these shares of Common Stock that it acquired, and the Company will register the resale of such shares 12 months from the date hereof.

     Between October 20, 1996 and October 15, 1997, the Company granted options to purchase an aggregate of 355,000 shares of Common Stock at exercise prices ranging from $0.50 to $3.85 per share to executive officers of the Company. See "Management -- Stock Options."

     All transactions between the Company and its officers, shareholders and each of their affiliated companies have been made on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company intends to handle transactions of a similar nature on terms no less favorable to the Company than those available from unaffiliated parties. In addition, any forgiveness of loans must be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's counsel or independent counsel.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially 5% or more of the outstanding Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, (iv) the nominee for director whose term will begin upon the completion of the Offering; and (v) all current directors and executive officers as a group.


                                                                                  PERCENTAGE OF SHARES
                                                                                   BENEFICIALLY OWNED
                                                         SHARES OF COMMON STOCK   --------------------
NAME AND ADDRESS                                           BENEFICIALLY OWNED      BEFORE      AFTER
OF BENEFICAL OWNERS(1)(2)                                  PRIOR TO OFFERING      OFFERING    OFFERING
-------------------------                                ----------------------   --------    --------
Lawrence Cohen(3)......................................        1,809,000            44.2%       31.8%
Walt Nawrocki(4).......................................          500,000            11.9         8.6
Neal Bernstein(5)......................................          325,000             8.1         5.8
Harbor View Fund, Inc.(6)..............................          340,000             8.3         6.0
  488 Madison Avenue New York, New York 10019
Ted Gordon.............................................          320,000             8.0         5.7
1-800-REACH ME, LLC(7).................................          200,000             5.0         3.6
  One Penn Plaza, Suite 1526
  New York, New York 10019.
Paul Spindler(8).......................................          120,000             3.0         2.1
Martin Scott...........................................           15,000              .4          .3
Sheldon Misher(9)......................................               --              --          --
All officers and directors as a group (6 persons)......        3,089,000            71.5        52.2


---------------

(1) Unless otherwise indicated below, the persons in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options. Each person's percentage of ownership is determined by assuming that any options held by such person have been exercised.
(2) Unless otherwise indicated below, the address of each person is c/o the Company at One South Ocean Boulevard, Boca Raton, Suite 206, Florida 33432.

(3) Includes (i) 100,000 shares of Common Stock underlying immediately exercisable options and (ii) 1,709,000 shares owned by Alliant. Alliant is wholly owned by East Ocean Limited Partnership, as to which Mr. Cohen is the general partner and members of Mr. Cohen's family are limited partners. Mr. Cohen disclaims beneficial ownership with respect to the limited partnership interests owned by members of his family.

(4) Includes (i) 200,000 shares of Common Stock underlying immediately exercisable options and (ii) 300,000 shares owned by Mr. Nawrocki's wife. Mr. Nawrocki disclaims beneficial ownership of his wife's shares.
(5) Includes (i) 25,000 shares of Common Stock underlying immediately exercisable options and (ii) 300,000 shares owned by Mr. Bernstein's, wife. Mr. Bernstein disclaims beneficial ownership of his wife's shares.

(6) Harbor View Fund, Inc. ("Harbor View") is an entity controlled by Cori Orr, the wife of Kenneth Orr, the former principal of the placement agent for the Company's private offering completed in December 1996. Harbor View's holdings include (i) 100,000 shares underlying warrants originally issued to the placement agent in the aforementioned private offering and (ii) 145,000 shares acquired by Sheldon Schwartz, Mrs. Orr's father, as to which she disclaims beneficial ownership. The Company has been advised that a dispute exists as to the ownership of an aggregate of 240,000 of the shares beneficially owned by Harbor View and Mr. Schwartz. Based on supporting documentation reviewed by the Company and statements of Mr. and Mrs. Orr, the Company believes that the shares in question were assigned to Mr. Orr by Gregg Marcus in May 1997 in connection with a loan transaction. Mr. Marcus had acquired the shares from the Company in August 1996. In August 1997, Mr. Marcus submitted an affidavit of lost stock certificate to the Company pursuant to which the Company reissued the 240,000 shares to Mr. Marcus. The representations contained in the affidavit are inconsistent with transfer and assignment documentation subsequently supplied to the Company by Mr. and Mrs. Orr, and a lawsuit has been filed by Mrs. Orr against Mr. Marcus seeking, inter alia, delivery of a formal stock power for the transfer. It is the Company's present position, based on the foregoing, that the 240,000 shares were validly transferred to Mr. Orr and that Mr. Marcus is not currently a beneficial shareholder of the Company. However, Harbor View, Mrs. Orr and Mr. Schwartz have agreed to escrow 240,000 of the shares in the event it is ultimately determined that Mr. Marcus is entitled to all or a portion of the disputed shares. While the Company is not a party to such litigation, there can be no assurance that during the course of the litigation either party will not seek to include the Company as an additional party based on the Company's position as to the beneficial ownership of the 240,000 shares.


(7) The managing member of REACH ME is Mortimer D.A. Sackler.


(8) Such shares are held of record by The Spindler Trust, of which Mr. Spindler is the beneficial owner and trustee.


(9) Address is 380 Madison Avenue, New York, New York 10017. Mr. Misher is a nominee for director of the Company.

                           DESCRIPTION OF SECURITIES

GENERAL

     The following description of the material terms of the Common Stock is subject to the Florida Act and to the provisions contained in the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."


     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). Immediately prior to the Offering, there were outstanding 3,993,000 shares of Common Stock and no shares of Preferred Stock.


COMMON STOCK


     The Company is authorized to issue 30,000,000 shares of Common Stock, $.001 par value per share, of which as of the date of this Prospectus, 3,993,000 shares of Common Stock are outstanding and held by 77 holders of record. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, validly authorized and issued, fully paid and non-assessable.


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are outstanding as of the date hereof. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company.

THE NASDAQ SMALLCAP MARKET(R)

     The Company has applied for listing of the Common Stock on The Nasdaq SmallCap Market under the symbol "RMAG."

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     The Company may be subject to the control-share acquisition provisions of
Section 607.0902 of the Florida Act.

     The control share acquisition provisions generally provide that control shares of an issuing public corporation acquired in a control share acquisition have no voting rights until voting rights are granted by a resolution approved by a majority of shares entitled to vote excluding control shares. Control share acquisition provisions apply to "Issuing Public Corporations" which are defined to include corporations with: (i) 100 or more shareholders, excluding all nominees or brokers; (ii) principal offices in Florida; and (iii) more than 10% of its shares owned by Florida residents.

     "Control Shares" are defined as shares that, when acquired and added to other shares owned by a person, enable that person to exercise voting power with respect to shares of an Issuing Public Corporation within the ranges of one-fifth to one-third, one-third to one-half, and one-half or more of the outstanding voting power. This term does not include all shares owned by the person but only those shares acquired to put the shareholder "over the top" with respect to that particular range. The Florida Act provides that shares acquired within any 90-day period either before or after purchase are considered to be one acquisition. Approval of voting rights requires: (i) approval by each class entitled to vote separately by majority vote and (ii) approval by each class or series entitled to vote separately by a majority of all votes entitles to be cast by that group excluding all Control Shares.

     If an acquiring person proposes to make or has made a control share acquisition, he may deliver to the Issuing Public Corporation an acquiring person's statement ("APS"). The acquiring person may then request that the Issuing Public Corporation call a special meeting of the shareholders at the acquiring person's expense to consider granting rights to the Control Shares. If no APS has been filed, any Control Shares acquired in a Control Share acquisition by such person may, after 60 days has passed since the last acquisition of Control Shares, be redeemed at their fair market value. If an APS is filed, the shares are not subject to redemption unless the shares are not accorded full voting rights by shareholders. The effect and intent of the control share acquisition provision is to deter corporate takeovers. Therefore, it is more likely than not that control of the Company will remain in the hands of the existing principal shareholders. See "Principal Shareholders."

REGISTRATION RIGHTS


     The Company has granted demand and piggyback registration rights to (i) investors in the December 1996 private placement who hold 410,000 shares of Common Stock; (ii) the holders of 58,000 shares of Common Stock acquired in January 1997; (iii) REACH ME, which holds 200,000 shares of Common Stock; and
(iv) the assignee of the former placement agent for the Company's private offering of securities, which holds warrants to purchase 100,000 shares of Common Stock (the "Agent's Warrants"). The Company has obtained lock-up agreements from the January 1997 investors, REACH ME and most of the investors in the December 1996 offering pursuant to which they have agreed not to exercise such registration rights or sell or otherwise transfer their shares for a period of 12 months after the consummation of the Offering. The Company believes, notwithstanding the foregoing, that all of the investors in the December 1996 placement are bound by the 12 month lock-up by virtue of documentation executed by such individuals at the time of their purchase. The holder of the Agent's Warrants has agreed not to exercise its demand registration rights for a period of 12 months and not to sell or otherwise transfer the shares underlying the Agent's Warrants for a period of six months after the consummation of the Offering, and for the six months thereafter not to sell more than one-sixth of such shares during any one month. The holders of the Representative's Warrants will also have certain demand and piggyback registration rights with respect to such Warrants and the 160,000 shares of Common Stock underlying such Warrants. Any exercise of the above registration rights may hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's shares of Common Stock.


TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 5,593,000 shares of Common Stock outstanding (5,833,000 shares of Common Stock outstanding if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,600,000 shares of Common Stock offered hereby (1,840,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradable without further registration under the Securities Act. All of the presently outstanding 3,993,000 shares of Common Stock are "restricted securities" within the meaning of Rule 144 of the Securities Act and, will be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 commencing on the date of this Prospectus, subject to the restrictions on transferability described below. In general, under Rule 144, as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock on a designated exchange or automated quotation system during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.


     Under Rule 701 of the Securities Act, a person having exercisable options which were granted prior to the date of this Prospectus would be entitled to sell such shares commencing 90 days following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after the 90-day period, but without a holding period. Currently, 411,176 outstanding options are exercisable; however, if all the requirements of Rule 701 are met, an aggregate of 474,851 shares subject to outstanding stock options may be sold by December 31, 1998, subject to the restrictions on transferability described below.


     All officers and directors of the Company and substantially all of its shareholders have agreed not to sell, assign, transfer or otherwise dispose of their shares for a period of 12 months following the date of this Prospectus without the prior written consent of the Representative. See "Description of Securities -- Registration Rights."


     The Company has granted certain demand and piggyback registration rights with respect to an aggregate of 768,000 shares of Common Stock and shares of Common Stock underlying warrants. The Representative also has demand and piggyback registration rights with respect to the Common Stock underlying the Representative's Warrants. See "Description of Securities -- Registration Rights" and "Underwriting."

     Prior to the Offering, there has been no public market for the Company's securities. Following the Offering, the Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current shareholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the Representative's Warrants or the currently outstanding options could materially adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Commonwealth Associates is acting as Representative, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:


NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Commonwealth Associates.....................................

                                                                 ---------
          Total.............................................     1,600,000
                                                                 =========


     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the
NASD, at such prices less concessions of not in excess of $          per share,
of which a sum not in excess of $          per share may in turn be reallowed to
other dealers who are members of the NASD, which initial public offering price, concessions and reallowances will not be changed by the Representative until after the Offering has been completed. The Underwriters are committed to purchase all of the shares of Common Stock offered hereby if any are purchased. The shares are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.


     The Company has granted to the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase from the Company at the initial public offering price, less underwriting discounts, up to 240,000 additional shares for the purpose of covering over-allotments, if any.



     The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Representative's Warrants to purchase up to 160,000 shares of Common Stock. The Representative's Warrants will be exercisable during the four-year period commencing one year after the date of this Prospectus at an
exercise price of $          per share, subject to adjustment in certain events
to protect against dilution, and are not transferable for a period of one year after the date of this Prospectus except to officers of the Representative or to members of the selling group or their respective officers. The Company has agreed to register during the four-year period commencing one year after the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain demand and piggyback registration rights to holders of the Representative's Warrants. The Representative's Warrant includes a provision permitting the holders to elect a "cashless exercise" whereby the holders, in lieu of paying the exercise price in cash, may elect to forego the right to exercise the Representative's Warrant with respect to certain of the shares issuable thereunder (the "Warrant Shares") as consideration for part or all of the remaining shares issuable under the Representative's Warrant. Specifically, the Representative's Warrant provides that the dollar amount of such cashless consideration shall be deemed to be the market value per share of Common Stock on the date of exercise less the exercise price per share provided in the Representative's Warrant multiplied by the number of Warrant Shares surrendered.


     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 1.5% of the gross proceeds derived from the sale of shares offered hereby, including any shares purchased pursuant to the Underwriters' over-allotment option, $50,000 of which has been paid to date. The Company has also agreed to enter into a financial consulting agreement with the Representative providing for an advisory fee of 2.0% of the gross proceeds derived from the sale of shares offered hereby, assuming exercise of the Underwriters' overallotment option.

     The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed that, if it is requested to do so by the Representative, it will use its best efforts, for a period of two years from the date of this prospectus, to elect one designee of the Representative as a director of the Company or, at the Representative's option, as a non-voting observer to the Company's Board of Directors. The Representative has not selected a designee for director or a non-voting observer.


     All officers and directors of the Company and substantially all of its shareholders have agreed not to sell, assign, transfer or otherwise dispose of their shares for a period of 12 months following the date of this Prospectus without the prior written consent of the Representative. See "Description of Securities -- Registration Rights."


     Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the initial public offering price of the shares offered hereby has been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure and demand for similar securities of comparable companies.

     The Representative has informed the Company that it does not expect sales to discretionary accounts to exceed 5% of the total number of the shares offered hereby.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and related agreements described above and does not purport to be complete. Reference is made to copies of each such agreements which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS


     The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Certain members of the firm of Atlas, Pearlman, Trop & Borkson, P.A. own 21,000 shares of Common Stock. Certain matters will be passed upon for the Underwriters by Bachner, Tally, Polevoy & Misher LLP., New York, New York.


                                    EXPERTS

     The financial statements of the Company appearing in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, which contains an explanatory paragraph raising substantial doubt as to the Company's ability to continue as a going concern, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration

Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.). In addition, following approval of the Common Stock for quotation on The Nasdaq SmallCap Market, reports and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Shareholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Registry Magic Incorporated
(A Development Stage Company)

     We have audited the accompanying balance sheet of Registry Magic Incorporated, (a development stage company) as of July 31, 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the year ended July 31, 1997 and for the period from October 11, 1995 (inception) through July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Registry Magic Incorporated (a development stage company), as of July 31, 1997 and the results of its operations and its cash flows for the year then ended and for the period from October 11, 1995 (inception) to July 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's dependence on outside financing, lack of existing commitments from lenders to provide necessary financing, lack of sufficient working capital, and losses since inception raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Miami, Florida                                                  BDO Seidman, LLP
December 19, 1997

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                              JANUARY 31,    JULY 31,
                                                                 1998          1997
                                                              -----------   ----------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  829,345    $  928,680
  Accounts receivable.......................................          --         5,140
  Inventories...............................................     136,078            --
  Other current assets......................................      17,935         4,084
                                                              ----------    ----------
          Total current assets..............................     983,358       937,904
Property and equipment, net (Note 3)........................     195,153       114,929
Deferred patent costs.......................................      23,084        17,847
Deferred loan costs, net....................................      17,432        30,490
Deferred offering costs.....................................      96,096            --
Other assets................................................       6,925         6,925
                                                              ----------    ----------
                                                              $1,322,048    $1,108,095
                                                              ==========    ==========

                    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................  $  147,542    $   44,375
  Notes payable -- shareholders (Note 4)....................     410,000       410,000
  Notes payable -- related party (Note 5)...................      50,000        50,000
  Deferred revenue..........................................          --       237,500
                                                              ----------    ----------
          Total current liabilities.........................     607,542       741,875
                                                              ----------    ----------
Shareholders' equity:
  Preferred stock $.01 par value; 5,000,000 shares
     authorized; no shares outstanding......................          --            --
  Common stock, $.001 par value; 30,000,000 shares
     authorized; 3,993,000 and 3,793,000 shares issued and
     outstanding at January 31, 1998 and July 31, 1997,
     respectively...........................................       3,993         3,793
  Additional paid-in capital................................   2,803,796     1,780,471
  Deficit accumulated during the development stage..........  (2,093,283)   (1,418,044)
                                                              ----------    ----------
          Total shareholders' equity........................     714,506       366,220
                                                              ----------    ----------
                                                              $1,322,048    $1,108,095
                                                              ==========    ==========

                See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                 FOR THE
                                   CUMULATIVE FROM                                             PERIOD FROM
                                     OCTOBER 11,                                               OCTOBER 11,
                                        1995                                                      1995
                                     (INCEPTION)     FOR THE SIX MONTHS ENDED      FOR THE     (INCEPTION)
                                       THROUGH              JANUARY 31,          YEAR ENDED      THROUGH
                                     JANUARY 31,     -------------------------    JULY 31,      JULY 31,
                                        1998            1998          1997          1997          1996
                                   ---------------   -----------   -----------   -----------   -----------
                                     (UNAUDITED)            (UNAUDITED)
Incidental consulting fees
  revenue........................    $   683,328     $  338,384    $   37,500    $   344,944   $       --
                                     -----------     ----------    ----------    -----------   ----------
Costs and Expenses:
  General and administrative.....      1,328,910        531,748       398,639        770,283       26,879
  Research and development.......        875,823        441,530       174,494        418,164       16,129
  Royalty expense (Note 8).......        500,000             --       125,000        500,000           --
  Depreciation and
     amortization................         80,703         43,789         8,673         36,357          557
  Interest expense (income),
     net.........................         (8,825)        (3,444)        1,459         (5,657)         276
                                     -----------     ----------    ----------    -----------   ----------
          Total costs and
            expenses.............      2,776,611      1,013,623       708,265      1,719,147       43,841
                                     -----------     ----------    ----------    -----------   ----------
          Net Loss...............    $(2,093,283)    $ (675,239)   $ (670,765)   $(1,374,203)  $  (43,841)
                                     ===========     ==========    ==========    ===========   ==========
Weighted average shares
  outstanding (Note 1)...........                     3,882,130     3,460,136      3,625,200    3,325,000
Net loss per common share (basic
  and diluted) (Note 1)..........                    $    (0.17)   $    (0.19)   $     (0.38)  $    (0.01)
                                                     ==========    ==========    ===========   ==========

                See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                             DEFICIT
                                                                           ACCUMULATED
                                            COMMON STOCK      ADDITIONAL   DURING THE
                                         ------------------    PAID-IN     DEVELOPMENT
                                          SHARES     AMOUNT    CAPITAL        STAGE         TOTAL
                                         ---------   ------   ----------   -----------   -----------
Issuance of common stock for cash at
  $.001 per share (Note 7).............  3,325,000   $3,325   $       --   $        --   $     3,325
Capital contributions (Note 7).........         --       --       25,959            --        25,959
          Net loss.....................         --       --           --       (43,841)      (43,841)
                                         ---------   ------   ----------   -----------   -----------
Balance at July 31, 1996...............  3,325,000    3,325       25,959       (43,841)      (14,557)
Issuance of stock options to employees
  (Note 9).............................         --       --      300,000            --       300,000
Capital contributions (Note 7).........         --       --        3,500            --         3,500
Issuance of common stock for cash at
  $3.50 per share net of offering costs
  of $191,020 (Note 7).................    410,000      410    1,243,570            --     1,243,980
Issuance of stock options for services
  (Note 9).............................         --       --        4,500            --         4,500
Issuance of common stock for cash at
  $3.50 per share (Note 7).............     58,000       58      202,942            --       203,000
          Net loss.....................         --       --           --    (1,374,203)   (1,374,203)
                                         ---------   ------   ----------   -----------   -----------
Balance at July 31, 1997...............  3,793,000    3,793    1,780,471    (1,418,044)      366,220
Issuance of common stock for cash at
  $5.00 per share, net of offering
  costs of $2,841 (Note 10)
  (unaudited)..........................    200,000      200      996,959            --       997,159
Issuance of stock options for services
  (unaudited)..........................         --       --       26,366            --        26,366
          Net loss (unaudited).........         --       --           --      (675,239)     (675,239)
                                         ---------   ------   ----------   -----------   -----------
Balance at January 31, 1998
  (unaudited)..........................  3,993,000   $3,993   $2,803,796   $(2,093,283)  $   714,506
                                         =========   ======   ==========   ===========   ===========

                See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                   FOR THE
                                      CUMULATIVE FROM                                            PERIOD FROM
                                        OCTOBER 11,                                              OCTOBER 11,
                                      1995 (INCEPTION)     FOR THE SIX MONTHS       FOR THE          1995
                                          THROUGH          ENDED JANUARY 31,      YEAR ENDED    (INCEPTION) TO
                                        JANUARY 31,      ----------------------    JULY 31,        JULY 31,
                                            1998           1998         1997         1997            1996
                                      ----------------   ---------   ----------   -----------   --------------
                                        (UNAUDITED)           (UNAUDITED)
Operating Activities:
  Net loss..........................    $(2,093,283)     $(675,239)  $ (670,765)  $(1,374,203)      (43,841)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
    Depreciation and amortization...         80,703         43,789        8,673        36,357           557
    Stock option compensation
       expense......................        330,866         26,366      300,000       304,500            --
    (Increase) decrease in accounts
       receivable...................             --          5,140      (37,500)       (5,140)           --
    Increase in inventories.........       (136,078)      (136,078)
    Increase in other current
       assets.......................         (4,084)            --           --        (4,084)           --
    Increase in other assets........        (20,776)       (13,851)      (6,925)       (6,925)           --
    Increase (decrease) in accounts
       payable and accrued
       expenses.....................        147,542        103,167       27,226        22,137        22,238
    Increase (decrease) in deferred
       revenue......................             --       (237,500)          --       237,500            --
                                        -----------      ---------   ----------   -----------      --------
         Net cash used in operating
           activities...............     (1,695,110)      (884,206)    (379,291)     (789,858)      (21,046)
                                        -----------      ---------   ----------   -----------      --------
Investing Activities:
  Purchase of equipment.............       (251,959)      (117,390)     (47,941)     (116,525)      (18,044)
  Proceeds from sale of equipment...          6,435          6,435           --            --            --
  Deferred patent costs.............        (23,084)        (5,237)      (4,090)      (13,824)       (4,023)
                                        -----------      ---------   ----------   -----------      --------
         Net cash used in investing
           activities...............       (268,608)      (116,192)     (52,031)     (130,349)      (22,067)
                                        -----------      ---------   ----------   -----------      --------
Financing Activities:
  Borrowings from related party.....        100,000             --       50,000        50,000        50,000
  Repayment to related party........        (50,000)            --      (50,000)      (50,000)           --
  Stock subscription receivable.....             --             --        1,479         1,479        (1,479)
  Payment of deferred offering
    costs...........................        (96,096)       (96,096)          --            --            --
  Payment of deferred loan costs....        (47,764)            --      (47,764)      (47,764)
  Net proceeds from sale of common
    stock...........................      2,450,964        997,159    1,450,480     1,450,480         3,325
  Capital contribution..............         25,959             --           --            --        25,959
  Notes payable.....................        410,000             --      410,000       410,000            --
                                        -----------      ---------   ----------   -----------      --------
         Net cash from (used in)
           financing activities.....      2,793,063        901,063    1,814,195     1,814,195        77,805
                                        -----------      ---------   ----------   -----------      --------
         Net increase (decrease) in
           cash.....................        829,345        (99,335)   1,382,873       893,988        34,692
Cash beginning of period............             --        928,680       34,692        34,692            --
                                        -----------      ---------   ----------   -----------      --------
Cash end of period..................    $   829,345      $ 829,345   $1,417,565   $   928,680      $ 34,692
                                        ===========      =========   ==========   ===========      ========
Supplemental disclosures:
  Cash paid for interest............    $    28,009      $  17,945   $      952   $    10,064      $     --
                                        ===========      =========   ==========   ===========      ========
Common stock issued for services
  rendered in connection with
  private placement.................    $     3,500      $      --   $    3,500         3,500      $     --
                                        ===========      =========   ==========   ===========      ========

                See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Registry Magic Incorporated (the "Company"), was incorporated on October 11, 1995 (Inception). The Company is engaged in the development and marketing of proprietary applications software incorporating core speech recognition technology. The Company's products are designed to enable a user to perform tasks or retrieve information by speaking into a telephone or a computer in a natural conversational manner. The Company has developed voice recognition prototype products that span the spectrum of applications areas from telephony to point-of-sale human interface solutions. The Company's offices are located in Boca Raton, Florida. The Company is in the development stage and its operations to date have largely consisted of the research and development of its products. Certain incidental consulting fees revenue have been earned unrelated to the Company's intended purpose.

  Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all liquid debt instruments with original maturities of six months or less to be cash equivalents. Cash equivalents include investments in money market accounts.

  Research and Development Costs

     Research and development costs incurred to establish the technological feasibility of computer software products are charged to operations as incurred.

  Equipment and Depreciation

     Equipment is recorded at cost. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets, which range from three to five years.

  Deferred Patent Costs

     Costs incurred in relation to patent applications are capitalized as deferred patent costs. If and when a patent is issued, the related patent application costs will be transferred to a patent account and amortized over the legal life of the patent. If it is determined that a patent will not be issued, the related patent application costs will be charged to expense at the time such determination is made.

  Deferred Loan Costs

     The costs incurred in connection with the issuance of debt are deferred and amortized over the term of the notes. See Note 4.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

  Deferred Offering Costs

     Costs incurred in connection with the Company's effort to obtain additional financing through a public offering have been deferred and will be offset against the proceeds of the offering or charged to operations if the offering is unsuccessful.

  Fair Value of Financial Instruments

     The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable. The carrying amounts of such financial instruments as reflected in the balance sheet approximate their estimated fair value as of July 31, 1997. The estimated fair value is not necessarily indicative of the amounts the Company could realize in a current market exchange or of future earnings or cash flows.

  Capitalized Software Costs

     Costs for developing computer software are capitalized when technological feasibility has been established for the computer software product. Capitalization of computer software costs is discontinued when the product is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. There are no capitalized costs in the accompanying financial statements.

  Revenue Recognition

     Revenue from consulting services is recognized as services are provided. Deferred revenues represent prepayments for such services.

  Income Taxes

     The Company accounts for income taxes pursuant to the provisions of FASB No. 109, "Accounting for Income Taxes," which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has no income since inception and accordingly has not provided for income taxes.

  Net Loss Per Common Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which simplifies the standards for computing earnings per share ("EPS") previously found in APB No. 15, "Earnings Per Share." It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. The Company adopted SFAS No. 128 in January 1998 and its implementation did not have a material effect on the financial statements. EPS has been restated for all prior periods presented.

     Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during each year.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

     The Company's potentially issuable shares of common stock pursuant to outstanding stock purchase options and warrants (totaling $668,026 with prices, ranging from $0.50 to $7.00) are excluded from the Company's diluted computation as their effect would be antidilutive to the Company's net loss.

  Long-Lived Assets

     In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"), the Company includes as a component of income from continuing operations before taxes on income, the impairment loss of assets to be held and gains and losses that are expected to be disposed of.

  Stock Based Compensation

     In January 1995, FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company did not adopt the fair value based method but instead will disclose the pro forma effects of the calculation required by the statement.

  Future Accounting Pronouncements

     Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate the resources and in assessing performance.

     Both SFAS No. 130 and 131, issued in June 1997, are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Due to the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

  Unaudited Financial Statements

     The interim financial statements as of January 31, 1998 and for the six months ended January 31, 1998 and 1997 and the cumulative period October 11, 1995 (inception) through January 31, 1998 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and changes in

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

cash flows. The results of operations for the six months ended January 31, 1998 and 1997 are not necessarily indicative of the results for the entire year.

2.  LIQUIDITY

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of operations. Since inception, the Company has been involved in the research and design of its products, the development of an organizational infrastructure, and the performance of preliminary marketing and promotional activities. The Company's ultimate ability to attain profitable operations is dependent upon obtaining additional financing adequate to complete its development activities, and to achieve a level of sales adequate to support its cost structure. Through January 1, 1998, the Company has incurred losses totaling $2,093,283 which raises substantial doubt about the Company's ability to continue as a going concern.

     The Company has entered into a letter of intent with an underwriter for an initial public offering of the Company's common stock. If the Company is not successful in consummating an initial public offering, the Company intends to fund future development activities by obtaining additional funds from new or existing investors. However, there can be no assurance that the Company will be successful in consummating its plans, or that such plans, if consummated, will enable the Company to attain profitable operations or continue as a going concern.

3.  PROPERTY AND EQUIPMENT

     The Company's property and equipment is summarized as follows:

                                                              JULY 31, 1997
                                                              -------------
Office equipment............................................    $  3,883
Computers...................................................     125,012
Leasehold improvements......................................       5,674
                                                                --------
                                                                 134,569
Accumulated depreciation....................................     (19,640)
                                                                --------
                                                                $114,929
                                                                ========

4.  NOTES PAYABLE SHAREHOLDERS

     The Company issued $410,000 of subordinate notes in connection with a private placement of securities. The notes are due and payable on October 1, 1998 or prior thereto upon receipt by the Company of proceeds from the sale of equity securities equal to or exceeding $5 million. There is no scheduled prepayment or amortization of principal on the notes. Costs associated with this transaction were $47,764. Interest of 7% per annum is payable semi-annually on April 1 and October 1 of each year. (Note 7)

5.  NOTES PAYABLE RELATED PARTY

     Notes payable related party consists of a $50,000 loan from an officer and director of the Company. The note bears interest at a rate of 6.5% per annum and is payable no earlier than six months from the date of the Company's initial public offering of securities and only to the extent that there is cash flow from operations.

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

The wife of this officer of the Company loaned the Company an additional $50,000 in January and November of 1996 at a rate of 7% per annum. The full amount of this $50,000 loan and interest was paid in December 1996.

6.  INCOME TAXES

     At July 31, 1997, the Company had a net operating loss carryforward (NOL) of approximately $2,000,000 which expires through 2011. In the event of a change in ownership of the Company, the utilization of the NOL carryforward will be subject to limitation under certain provisions of the Internal Revenue Code. Deferred income taxes are comprised of the following at July 31, 1997:

Prepaid royalty expense.....................................  $ 161,000
Start up costs..............................................    156,000
Compensation................................................    113,000
Deferred revenue............................................     89,000
Net operating loss carryforward.............................      1,000
                                                              ---------
Gross deferred tax asset....................................    520,000
Deferred tax asset valuation allowance......................   (520,000)
                                                              ---------
          Net deferred tax asset............................  $      --
                                                              =========

     Realization of any portion of the Company's deferred tax asset at July 31, 1997 is not considered to be more likely than not and accordingly a $520,000 valuation allowance has been provided.

7.  SHAREHOLDERS' EQUITY (DEFICIT)

     During 1996, the Company issued 3,325,000 shares of common stock for $3,325.

     During 1997 and 1996, the Company received $3,500 and $25,959 in additional capital contributions from its Chairman.

     In December 1996, the Company completed a private offering of securities. The Company received gross proceeds of $1,845,000 from this private offering. Costs associated with this transaction were $238,784. In connection with this offering, 410,000 shares of common stock were sold for $1,435,000 and $410,000 in subordinated notes were also sold (Note 4). In addition, five year warrants to purchase 100,000 shares of common stock exercisable at $6.00 per share were granted to the investment banker.

     In January 1997, in connection with a private placement, the Company issued 58,000 shares of common stock, at $3.50 per share for cash of $203,000.

8.  COMMITMENTS


     a) In December 1997, the Company entered into three year employment agreements with three of its executive officers, which provide for aggregate base salaries of $415,500. In the event of a change of control of the Company, and the officers are not retained on a comparable basis by new management, the officers will receive lump sum payments equivalent to one year's salary. In addition, in the event of the non-renewal of the employment agreements, the officers will be entitled to the same lump sum payments.


     b) The Company has entered into a licensing agreement with Lernout & Hausple Speech Products N.V. ("L&H") which grants the Company the right to use a certain software object code in the development of its

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

products in exchange for payment of certain amounts for royalties. The agreement commenced on December 31, 1996 for a term of four years and provides for the payment of percentage royalties and unit royalties as specified in the agreement. During 1996, the Company prepaid a $500,000 non-refundable royalty which has been expensed. As of January 31, 1998 the Company has not sold any products and accordingly has not used any of the prepaid royalties. The Company has also agreed to pay L&H a $200,000 non-refundable royalty prepayment on future royalties in March 1998.

     The success of the Company will be largely dependent on the members of the management of the Company, especially its President and Chief Executive Officer, Chairman, and Vice President -- Business Development. Although the Company has entered into employment agreements with certain members of the management of the Company, as described above, there can be no assurance that such persons will continue their employment with the Company.

     The Company occupies premises under two operating leases. The facilities are leased for three year terms with annual rental payments of approximately $34,000. Rent expense for 1997 and 1996 aggregated approximately $10,000 and $0, respectively. Minimum guaranteed lease payments under these leases are as follows:

1998........................................................  $31,600
1999........................................................   33,800
2000........................................................   14,100
                                                              -------
                                                              $79,500
                                                              =======

9.  STOCK BASED COMPENSATION

     At July 31, 1997, the Company has a fixed stock option plan and non-plan options which are described below. The Company applies Accounting Principles Board ("APB") Opinion 25, Accounting For Stock Issued to Employees, and related interpretations in accounting for the plan. Under APB Opinion 25, in situations where the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation cost is recognized.

     In March 1997, the Company adopted a Stock Option Plan (the "Plan") under which 300,000 shares of common stock will be reserved for issuance upon exercise of stock based awards including, non-qualified stock options. The Plan is also authorized to issue short-term cash incentive awards. The Plan will be administered by a plan administrator which may consist of either the Board or such committees, officers and/or employees of the Company as the Board may so designate. The purchase price of each share of common stock purchased upon exercise of any option granted is as follows: (i) Incentive stock options shall be equal to or greater than the fair market value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (ii) Options granted to 10% holders and designated by the plan administrator as incentive stock options shall be at least 110% of the fair market value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (iii) Non-employee director options shall be equal to or greater than the fair market value of the common stock on the date of the grant. To date, options to purchase 207,350 shares of common stock at $3.50 to $3.85 have been granted pursuant to the plan. These options vest over terms up to two years from the grant date and expire in 2001.

     In addition, during 1997, five-year non-plan options to purchase 4,500 shares at $3.50 were granted to a consultant for general business services and five-year non-plan options to purchase 300,000 shares ranging

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

between $0.50 and $3.50 were granted to certain employees. These options were fully vested at date of grant. In connection with these grants, $300,000 was charged to operations representing the difference between the market price of the stock and the exercise price of the options on the date the options were granted and $4,500 was charged to operations representing the value of the services provided.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income and net income per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: no dividend yield percent; expected volatility of 0.001; risk-free interest rates of 6.1%, and expected lives ranging between 4 and 5 years for the Plan and non-plan options.

     Under the accounting provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amount indicated below.

                                                               YEAR ENDED
                                                              JULY 31, 1997
                                                              -------------
Net loss
  As reported...............................................   $1,374,203
  Pro forma.................................................   $1,641,203
Net loss per common share
  As reported...............................................   $     (.38)
  Pro forma.................................................   $     (.45)

     A summary of the status of the Company's fixed stock option plan and non-plan options as of July 31, 1997, and changes during the year ended on that date is presented below:

                                                                   JULY 31, 1997
                                                              -----------------------
                                                                          WEIGHTED-
                                                                           AVERAGE
                                                                          EXERCISE
                                                              SHARES        PRICE
                                                              -------   -------------
Outstanding at beginning of year............................       --       $  --
Granted.....................................................  526,850        3.00
Exercised...................................................       --          --
Forfeited...................................................       --          --
                                                              -------       -----
Outstanding at end of year..................................  526,850        3.00
                                                              -------       -----
Options exercisable at year-end.............................  404,500        2.84
Weighted-average fair value of options granted during the
  year:
  Below market..............................................    $3.13
  At market.................................................    $0.74
  Above market..............................................    $0.70

                          REGISTRY MAGIC INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
     UNAUDITED WITH RESPECT TO THE CUMULATIVE PERIOD FROM OCTOBER 11, 1995
         (INCEPTION) THROUGH JANUARY 31, 1998 AND THE SIX MONTHS ENDED
                           JANUARY 31, 1998 AND 1997

     The following table summarizes information about fixed stock options and non-plan options outstanding at July 31, 1997.

                                              OPTIONS OUTSTANDING
                               -------------------------------------------------            OPTIONS EXERCISABLE
                                 NUMBER      WEIGHTED AVERAGE                      -------------------------------------
                               OUTSTANDING      REMAINING       WEIGHTED AVERAGE   NUMBER EXERCISABLE   WEIGHTED AVERAGE
    RANGE OF EXERCISE PRICES   AT 7/31/97    CONTRACTUAL LIFE    EXERCISE PRICE        AT 7/31/97        EXERCISE PRICE
    ------------------------   -----------   ----------------   ----------------   ------------------   ----------------
             $3.85               100,000        3.6 years            $3.85              100,000              $3.85
              3.50               326,850        3.9 years             3.50              204,500               3.50
              0.50               100,000        4.2 years              .50              100,000                .50

10.  SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to July 31, 1997, the Company's board of directors authorized the Company to undertake an initial public offering of the Company's common stock pursuant to a letter of intent dated October 22, 1997.

     During the six months ended January 31, 1998, options to purchase 26,676 shares of common stock were granted to two consultants and an employee of the Company. Such options are exercisable at $3.50 to $5.00 per share, expire in four to five years and vest over terms up to two years.

     In November 1997, in connection with a private placement, the Company issued 200,000 shares of common stock at $5.00 for cash consideration of $1,000,000. Costs associated with this transaction were $2,841.

     Subsequent to January 31, 1998, options to purchase 14,500 shares of common stock were granted to three consultants. Such options are exercisable at $7.00 per share, expire in five years and vest immediately.

     In December 1997, the Company entered into a distribution agreement for one of its products which calls for the Company to receive $450,000 in non-refundable prepaid royalties during 1998, of which $200,000 was received subsequent to July 31, 1997.


     On April 3, 1998, the Company initiated an action in the Circuit Court for Palm Beach County, Florida, against a former employee of the Company whose employment was terminated at such date. The Company is alleging breach of an oral employment agreement and misrepresentations in the inducement of such agreement. The Company is seeking damages and the rescission of the 20,000 shares of common stock and options to purchase 90,000 shares of common stock previously granted to such former employee. The defendant has filed an answer denying various of the Company's allegations and raising certain affirmative defenses. The defendant has also asserted a counterclaim against the Company and Walt Nawrocki and Lawrence Cohen, who are members of management and principal shareholders of the Company, seeking salary and benefits under the terms of his oral employment agreement as well as additional unspecified equity participation in the Company (the defendant had previously made a demand for 200,000 shares of Common Stock). The defendant is also seeking a declaratory judgment with regard to the Company's claim for rescission. While the Company believes that the Defendant's claims are without merit based on the breaches by the Defendant of his oral agreement with the Company, two members of management have agreed to settle such equity claims, should the need arise, from their personal shareholdings. Any expense associated with the action will be incurred as an expense by the Company. The Company does not believe that the outcome of this matter will have a material adverse effect on the financial position of the Company.

[Logo for MagicDialing consisting of a swirl]

MagicDialing(TM)
Speech recognition personal phonebook

                     Allows users to make calls by just saying the name of the person they want to reach. Available anytime, anywhere ... all that's needed is a phone.

MAGICDIALING(TM)
this is a machine?(TM)

[Picture of computer with product logo and four individuals using telephones]

--------------------------------------------------------------------------------

Conversational Kiosk(TM)
Speech recognition for information access

                     Allows people to have conversations with computers to overcome the lack of computer skills and the limitations of telephone keypads. Can be used to promote products, generate sales leads and provide information.

[Picture of a man using a telephone and of another man standing and using a telephone to talk to a free standing kiosk with built-in display]

[Oval with the word "Information" within]

[Oval with the logo for Conversational K I O S K(TM) followed by "this is a machine?"(TM)]

======================================================

     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   13
Dividend Policy.......................   14
Capitalization........................   14
Dilution..............................   15
Selected Financial Information........   16
Management's Discussion and Analysis
  and Plan of Operation...............   17
Business..............................   20
Management............................   27
Certain Transactions..................   32
Principal Shareholders................   33
Description of Securities.............   35
Shares Eligible for Future Sale.......   37
Underwriting..........................   38
Legal Matters.........................   39
Experts...............................   39
Additional Information................   39
Index to Financial Statements.........  F-1


     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL
DEALERS AFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                       (REGISTRY MAGIC INCORPORATED LOGO)


                              1,600,000 Shares of

                                  Common Stock

                              --------------------

                                   PROSPECTUS
                              --------------------
                                  COMMONWEALTH
                                   ASSOCIATES

                                           , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act (the "Florida Act") contains provisions entitling the Company's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Articles of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Company or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

     The Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Representative's non-accountable expense allowance and advisory fee) are as follows:


SEC registration fee........................................  $  4,364.00
NASD filing fee.............................................     1,923.00
Nasdaq listing fee..........................................    10,000.00
Legal fees and expenses.....................................   125,000.00
Accounting fees and expenses................................   100,000.00
Blue sky fees and expenses..................................    50,000.00
Printing and engraving expenses.............................    90,000.00
Transfer agent fees and expenses............................     3,500.00
Miscellaneous...............................................     5,213.00
                                                              -----------
          Total.............................................  $390,000.00
                                                              ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company was incorporated on October 11, 1995, and in connection with the commencement of operations and its initial capitalization between June and September 1996, issued an aggregate of 3,325,000 shares of Common Stock for $.001 per share to 16 persons, including issuances to members of the Company's management and its legal counsel. Each of such investors were either accredited and/or sophisticated investors, had pre-existing relationships with members of management of the Company, were employees or members of management of the Company and/or had access to relevant information pertaining to the contemplated operations of the Company. Accordingly, such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

     Between November and December 1996, the Company sold 82 units of its securities consisting in the aggregate of $410,000 principal amount of its subordinated promissory notes and 410,000 shares of Common Stock to 40 investors for an aggregate cash investment of $1,845,000. All of such investors were accredited or otherwise qualified investors based on their financial resources and knowledge of investments, had access to or were provided with relevant financial and other information relating to the Company. Accordingly, such issuance was exempt from the registration provisions of the Securities Act in accordance with the exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. First Cambridge Securities, a registered broker-dealer which ceased operations in May 1997, served as placement agent for the private offering and received commissions of 10%, and warrants to purchase 100,000 shares of Common Stock of the Company exercisable at $6.00 per share. Such issuance was undertaken pursuant to the exemption provided by Section 4(2) of the Securities Act.

     In January 1997, the Company issued 58,000 shares of its Common Stock at $3.50 per share to three investors for an aggregate consideration of $203,000. All of such investors were accredited investors based on their financial resources, had knowledge of investments, had access to relevant information pertaining to the financial and other operations of the Company and had a pre-existing relationship with members of management of the Company. Accordingly, such issuance was exempt from the registration provisions of the Securities Act in accordance with the exemption provided by Section 4(2) of the Securities Act.

     On November 10, 1997, the Company issued 200,000 shares of its Common Stock at $5.00 per share for an aggregate consideration of $1,000,000 to 1-800-REACH ME, LLC. The latter, a dealer of the Company, had access to relevant financial and other information relating to the Company, represented that it was a sophisticated investor based on its knowledge of investments, had a pre-existing relationship with the Company and represented that it had the capacity to bear the economic risks of this investment. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement**
 3.1       --  Articles of Incorporation, as amended*
 3.2       --  By-Laws*
 4.1       --  Form of Common Stock Certificate*
 4.2       --  Form of Subordinated Promissory Note issued to private investors*
 4.3       --  Promissory Note issued to Lawrence Cohen and addendum
               thereto**
 4.4       --  Form of Representative's Warrants**
 5.1       --  Opinion of Atlas, Pearlman, Trop & Borkson, P.A.*
10.1       --  1997 Stock Option Plan*
10.2       --  Employment Agreement with Walt Nawrocki*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.3       --  Employment Agreement with Lawrence Cohen*
10.4       --  Employment Agreement with Neal Bernstein*
10.5       --  Lease Agreements with Intervest -- One Ocean Plaza L.P.*
10.6       --  Prepaid Royalty Agreement with Lernout & Hauspie Speech
               Products, Inc.*+
10.7       --  Agreement with 1-800 REACH ME, LLC*
10.8       --  Phone Interactive Agreement*
10.9       --  Agreement with M.S. Management Associates, Inc.*
10.10      --  Licensing Agreement with International Business Machines
               Corporation and extension thereto**
10.11      --  Financial Advisory and Consulting Agreement*
10.12      --  Form of Lock-Up Agreement*
10.13      --  Indemnification Agreement*
23.1       --  Consent of BDO Seidman, LLP, Independent Certified Public
               Accountants**
23.2       --  Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1)*
24.1       --  Power of Attorney (incorporated in the signature pages of this Registration Statement)*
27.1       --  Financial Data Schedule*
27.2       --  Financial Data Schedule*
99.1       --  Consent of Sheldon E. Misher*


---------------

 * Previously filed
** Filed herewith

 + Portions of this Agreement have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.


ITEM 28.  UNDERTAKINGS

     The undersigned Company hereby undertakes to:

          (1) File, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.

             (iii) Include any additional or changed material information on the plan of distribution;

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

          (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The Company will provide to the Underwriters at the closing specified in the Underwriter's Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the

Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For the purpose of determining any liability under the Securities Act, the Company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

     For the purpose of determining any liability under the Securities Act, the Company will treat such posteffective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the Offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the city of Boca Raton, State of Florida on May 22, 1998.


                                          REGISTRY MAGIC INCORPORATED

                                          By: /s/ WALT NAWROCKI
                                            ------------------------------------
                                            Walt Nawrocki
                                            President

     In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                  /s/ WALT NAWROCKI                    President, Chief Executive          May 22, 1998
-----------------------------------------------------    Officer, Director and
                    Walt Nawrocki                        Principal Executive Officer

                 /s/ LAWRENCE COHEN                    Chairman of the Board               May 22, 1998
-----------------------------------------------------
                   Lawrence Cohen

                   /s/ TED GORDON                      Director                            May 22, 1998
-----------------------------------------------------
                     Ted Gordon

                  /s/ PAUL SPINDLER                    Director                            May 22, 1998
-----------------------------------------------------
                    Paul Spindler

                  /s/ MARTIN SCOTT                     Secretary, Treasurer and            May 22, 1998
-----------------------------------------------------    Principal Financial and
                    Martin Scott                         Accounting Officer

                               INDEX TO EXHIBITS



EXHIBIT                            DESCRIPTION
-------                            -----------
 1.1       Form of Underwriting Agreement
 4.3       Promissory Note issued to Lawrence Cohen and addendum
           thereto
 4.4       Form of Representative's Warrants
10.10      Licensing Agreement with International Business Machines
           Corporation and extension thereto
23.1       Consent of BDO Seidman, LLP, Independent Certified Public
           Accountants